Exhibit 99.1
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated September 9, 2008, among Flow International Corporation, a Washington corporation (“Parent”), Orange Acquisition Corporation, a Washington corporation and a wholly-owned subsidiary of Parent (“Sub”), OMAX Corporation, a Washington corporation (“Company”), John B. Cheung, John H. Olsen, James M. O’Connor and Puget Partners, L.P., the holders of forty-five percent (45%) of the issued and outstanding ownership interests (other than holders of Company Options) in the Company (collectively referred to as the “Major Shareholders”), and John B. Cheung, Inc., a personal holding corporation owned by John B. Cheung (the “Shareholders’ Representative”) as agent and attorney-in-fact for the holders of Company Shares (as defined in Section 2.1).
     INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants, and agreements in this Agreement, the parties hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, Sub will be merged with and into Company (the “Merger”). Articles of Merger (“Articles of Merger”) will be duly prepared by the parties, executed by Surviving Corporation (as defined below) and thereafter delivered to the Secretary of State of Washington for filing, as provided in the Washington Business Corporation Act (the “WBCA”) as soon as practicable on or after the Closing Date (as defined in Section 1.2). The Merger will become effective upon the later of the acceptance for filing of the Articles of Merger by the Secretary of State of Washington or at such later time as is provided in the Articles of Merger (the “Effective Time”). Solely for purposes of clarification, Company and the Shareholders’ Representative acknowledge and agree that Parent will have no obligation to make any payment in accordance with this Agreement until the Effective Time.
     1.2 Closing. The closing of the Merger (“Closing”) will take place as soon as practicable after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VII (the “Closing Date”), at the offices of K&L Gates LLP at 925 Fourth Avenue, Suite 2900, Seattle, Washington 98104, unless another date or place is agreed to in writing by Parent and Company.
     1.3 Effects of the Merger. At the Effective Time: (i) the separate existence of Sub will cease and Sub will be merged with and into Company and Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent (after the Merger, Company is sometimes referred to in this Agreement as the “Surviving Corporation”); (ii) the certificate of incorporation of Company will be amended in its entirety to be the same as the certificate of incorporation of Sub, as in effect immediately before the Effective Time, until later amended in accordance with the WBCA; (iii) the bylaws of Surviving Corporation will be amended and restated in their entirety to be the same as the bylaws of Sub, as in effect immediately before the Effective Time, until later amended in accordance with the provisions thereof, the certificate of incorporation and the WBCA; (iv) the directors and officers of Sub immediately before the Effective Time will be the directors and officers of the Surviving Corporation in each case until their respective successors have been duly elected, designated, or qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws; and (v) the Merger will, from and after the Effective Time, have all the effects provided by Chapter 23B.11 RCW of the WBCA and other applicable law.

ARTICLE II
EFFECT OF THE MERGER; DELIVERY OF CONSIDERATION
     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action (except as provided in Section 4.5 and in this Section 2.1) on the part of Sub, Parent, Company, or the holder of any shares of Company capital stock (“Company Shares”):
          2.1.1 Capital Stock of Sub. Each share of Sub common stock, no par value per share, issued and outstanding immediately before the Effective Time, will be converted into one validly issued, fully paid, and nonassessable share of Surviving Corporation common stock (“Surviving Corporation Common Stock”), with the stock certificate of Sub evidencing ownership of such share of Surviving Corporation Common Stock.
          2.1.2 Cancellation of Company Shares. Each Company Share owned directly or indirectly by Company or by any subsidiary (as defined in Section 10.2) of Company will automatically be cancelled and retired and will cease to exist and no consideration will be delivered or deliverable in exchange for such Company Shares. Company will obtain a written consent to such cancellation from any subsidiary, whether or not wholly owned, that owns Company Shares.
          2.1.3 Conversion of Company Securities. Subject to the limitations on payments and the timing of payments as set forth in Section 2.2, Section 2.3 and Article VIII, each Company Share and Company Option (as defined below) validly issued and outstanding immediately before the Effective Time (other than Appraisal Shares, as defined in Section 2.1.6, and those Company Shares referred to in Section 2.1.2), will, without any action on the part of the holder thereof (except as set forth in this Section 2.1.3) be converted into, or with respect to Company Options, cancelled in exchange for, their respective conversion payment (“Conversion Payment”), which will be calculated as follows:
               (a) Each share of Company common stock, no par value (the “Company Common Shares”), issued and outstanding immediately before the Effective Time will convert into the right to receive (i) an amount in cash equal to the Per Share Cash Consideration (as defined below), (ii) the Per Share Stock Consideration (as defined below), and (iii) the Per Share Contingent Consideration (as defined below).
               (b) Each Company Option (as defined below) that is validly issued and unexpired, unexercised, and outstanding immediately before the Closing will be exercised immediately before Closing, with the consent of the holder thereof, (such person, the “Option Holder”), for Company Shares; provided that the right of the Option Holder to receive the Per Share Cash Consideration (as defined below) shall be subject first to deduction for (i) the respective aggregate exercise price of the Company Option(s) being exercised, (ii) any previous loans or advances to such Option Holder related to the previous acquisition of Company Shares by the exercise of options which occurred in April 2008, and (iii) the amount of any applicable payroll, income tax or other withholding taxes being paid on behalf of the Option Holder arising from the exercise of a Company Option (collectively, the “Option Advances”), which shall be treated as a partial payment of the Per Share Cash Consideration due the former Option Holder.
     At the Effective Time, all Company Shares will be cancelled and will cease to exist and each certificate (a “Certificate”) previously representing any Company Shares will represent only the right to receive the applicable Conversion Payment as provided by this Section 2.1.3. The amount that the holders of Company Shares are entitled to receive at Closing under this Section 2.1.3 will be reduced by their pro rata share of (i) the Escrow Amount (as defined in Section 2.2.1), (ii) the Employee Retention

Pool Amount (as defined in Section 2.2.2), and (iii) in the case of the Option Holders, the amount of Option Advances.
     The numbers used below and in the pro forma calculations in the attached Schedule 2.1, each rounded to the nearest dollar are for purposes of illustration of the Per Share Cash Consideration only and will be adjusted and set forth in the final Schedule 2.1, which will be determined in accordance with the following procedures, adjustments, and definitions and when approved in writing by Parent and Company before Closing will be the final and determinative interpretation of the following, each term used as defined below:

(i)	Base Cash Amount	$[•]
(ii)	Plus: Option Consideration	$[•]
(iii)	Less: Working Capital Deficit, or plus Working Capital Credit (defined in Section 2.3(a))	$[•]
(iv)	Less: Expenses	$[•]
(v)	Subtotal: Gross Distributable Cash Amount (defined below)	$[•]
(vi)	Divided by: Participating Common Share Equivalents (PCSEs)
(vii)	Per Share Cash Consideration	$[•]
The following definitions will be used in making the above calculation and for purposes of this Article II:
     “Base Cash Amount” means $75,000,000, less the Employee Retention Pool Amount and less the amounts provided for in Section 6.9.
     “Company Options” means each unexpired, unexercised vested (following vesting immediately prior to Closing in accordance with Section 3.1.23) Company Option that is outstanding immediately before the Closing (but before the exercise of Company Options to occur pursuant to this Section) with an exercise price less than the Per Share Amount as finally determined.
     “Expenses” means the fees (including financial advisory and professional fees), costs, expenses, bonuses, and charges incurred by Company in connection with the Transactions, including fees for services provided by the parties as listed on Schedule 2.1.3, which schedule shall be provided by Company to Parent prior to Closing, and fees to be paid by Parent pursuant to Section 6.9, except to the extent such fees, costs, expenses, bonuses and charges were paid or accrued prior to the computation of Net Working Capital or are included in the computation of Net Working Capital.
     “Gross Distributable Cash Amount” means the Base Cash Amount, plus the Option Consideration and the Working Capital Credit, and less (a) the Working Capital Deficit, and (b) Expenses.
     “Gross Distributable Contingent Consideration” means the contingent consideration payable pursuant to Section 2.1.5 below.

     “Gross Distributable Stock Consideration” means the consideration payable pursuant to Section 2.1.4 below.
     “Option Consideration” means the aggregate exercise price of all Company Options outstanding immediately before Closing (and before the exercise of such Company Options pursuant to this Section), and including the aggregate of any previous loans or advances to Option Holders related to the previous acquisition of Company Shares by the exercise of options which occurred in April 2008.
     “PCSEs” or “Participating Common Stock Equivalents” means all of the Company Common Shares including Company Common Shares issued upon exercise of Company Options outstanding immediately before Closing.
     “Per Share Cash Consideration” means the Gross Distributable Cash Amount divided by the PCSEs.
     “Per Share Contingent Consideration” means the Gross Distributable Contingent Consideration divided by the PCSEs.
     “Per Share Stock Consideration” means the Gross Distributable Stock Consideration divided by the PCSEs.
          2.1.4 Stock Consideration. Subject to the terms and conditions of Section 2.1.3 above, the Conversion Payment shall include the right to receive 3,750,000 shares of Parent Common Stock, $.01 par value (“Parent Common Stock”) to be issued pro rata to the PCSEs; provided that the number of shares of Parent Common Stock shall be increased to a number reflecting a value of $30,000,000, based upon the average daily closing price per share of Parent Common Stock during the ten trading day period prior to Closing (“Closing Share Price”), if such Closing Share Price is less than $8.00. Parent shall, in its sole discretion, have the option to pay cash for any additional shares otherwise payable pursuant this clause, to be calculated on the basis of the number of additional shares (in excess of 3,750,000) which would otherwise be payable times the Closing Share Price. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Company Common Shares who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all PCSEs delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Closing Share Price, rounded to the nearest whole cent.
          2.1.5 Contingent Consideration. Subject to the terms of Section 2.1.3 above, the Conversion Payment shall include the right to receive up to 1,733,334 shares of Parent Common Stock, which shall be paid pro rata to the PCSEs on the second anniversary of Closing based on the average daily closing share price for Parent Common Stock for the six (6) months ending twenty four (24) months after Closing (“Average Share Price”). If the Average Share Price is:
     a. less than or equal to $12.00, no payment or distribution shall be made under this Section 2.1.5;
     b. equal to or greater than $14.00, an additional 1,733,334 shares of Parent Common Stock shall be distributed to the PCSEs; or
     c. between $12.01 and $13.99, additional shares of Parent Common Stock shall be derived on a straight line interpolation basis and distributed to the PCSEs accordingly.

     Provided, however, that if the Closing Share Price is less than $8.00 a share, each of the dollar amounts referenced in subparagraphs a., b., and c. immediately above shall be reduced by the difference between $8.00 and the Closing Share Price; provided further, that if the Closing Share Price is greater than $8.00 a share, each of the dollar amounts referenced in subparagraphs a., b., and c. immediately above shall be increased by the difference between the Closing Share Price and $8.00, up to a maximum increase of $1.00. In the event any shares of Parent Common Stock become payable pursuant to this Section 2.1.5, Parent shall have the option of paying cash to the PCSEs in lieu of such Parent Common Stock, which cash payment shall be based on the Average Share Price. Such cash payment, if so elected by Parent, shall not exceed the sum of $26,000,000 and shall be in full satisfaction of the right to receive Parent Common Stock under this Section 2.1.5. The calculation of Closing Share Price and the number of shares of Parent Common Stock to be paid pursuant to this Section shall be adjusted as appropriate in the event of any stock split or stock dividend by Parent.
          2.1.6 Appraisal Rights. Company Shares validly issued and outstanding immediately before the Effective Time and held by a holder who has not consented to the Merger in writing and who is entitled to demand and properly demands appraisal rights for such Company Shares in accordance with the WBCA (the “Appraisal Shares”) will not be converted into a right to receive the Conversion Payment unless such holder fails to perfect or withdraws or otherwise loses such holder’s appraisal rights. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s appraisal rights, such Company Shares will be treated as if they had been converted as of the Effective Time in accordance with Section 2.1.3, without any interest. Company will give Parent prompt notice of any demands received by Company for appraisal rights, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands. Any amounts paid to a holder by Company in accordance with appraisal rights in excess of the Per Share Amount such holder would have otherwise received will be deducted from the Escrow Amount (as defined in Section 2.2 below) and will not be reimbursed by Parent or any affiliate of Parent.
     2.2 Escrow.
          2.2.1 Escrow Amount. At Closing, an amount equal to $9,450,000, composed of cash (subject to the qualifications below) and Parent Common Stock in the same proportions as the composition of the Consideration in Sections 2.1.3 and 2.1.4 (pro rata based upon the total consideration to be received by such holder at Closing, the “Escrow Amount”) will not be distributed to or made available for holders of Company Shares in accordance with Section 2.1.3 but rather will be deposited by Parent with, and held by BNY Mellon Shareowner Services or other bank or trust company as Parent may choose in its discretion, as escrow agent, in an escrow fund in accordance with the Escrow Agreement substantially in the form attached hereto as Exhibit 2.2.1(a) (the “Escrow Agreement”) to fund payments related to Net Working Capital to the extent required by Section 2.3 and to be the sole and exclusive remedy to secure claims by Parent or Surviving Corporation for indemnification, in accordance with and subject to the terms of Article VIII; provided, however, that one half of the cash component of the Escrow Amount described above shall consist of an unsecured promissory note in the form attached hereto as Exhibit 2.2.1(b) (the “Escrow Note”). The release of the Escrow Amount will occur promptly following eighteen (18) months from the Closing, and shall be subject to the terms hereof and of the Escrow Agreement; provided, however, that in the event of any conflict between this Agreement and the Escrow Agreement, the terms of the Escrow Agreement will control. The Escrow Agreement shall provide that interest accruing to the Escrow Amount shall become part of the escrowed funds and that for purposes of distribution, such interest shall follow the principal amount.

          2.2.2 Employee Retention Pool. At Closing, cash in the aggregate amount as provided on Schedule 2.2.2, which schedule shall be provided by Company to Parent at least five business days prior to Closing(the “Employee Retention Pool Amount”, and together with the Escrow Amount, the “Escrow Amounts”) that would otherwise be received by holders of Company Shares in accordance with Section 2.1.3 (pro rata based upon the total consideration to be received by such holder at Closing) will not be distributed to or made available for holders of Company Shares in accordance with Section 2.1.3 but rather will be deposited by Parent with, and held by Foster Pepper PLLC or such bank or trust company as Parent may choose in its discretion, as escrow agent, in an escrow fund (the “Employee Retention Escrow”) in accordance with the Employee Retention Escrow Agreement substantially in the form attached hereto as Exhibit 2.2.2 (the “Employee Retention Escrow Agreement”, and together with the Escrow Agreement, the “Escrow Agreements”) to fund payments related to the employee retention pool to be created in accordance with Section 6.8(d). The release to Parent or Company of the portion of the Employee Retention Pool Amount earned by eligible employees, as listed on Schedule 2.2.2, who are employed with Parent or Company on the six month anniversary of the Closing and have satisfied any other conditions necessary to earn their respective retention bonuses, as specified on Schedule 2.2.2, plus the employer’s share of FICA (OASDI and Medicare) taxes on such portion will occur shortly after the six month anniversary of Closing, with the remaining portion (if any) of the Employee Retention Pool Amount to be used to pay fees and expenses of the Employee Retention Escrow or retained under the Employee Retention Escrow Agreement until immediately prior to the distribution of the Escrow Amount. As soon as practicable after the six month anniversary of the Closing and Company’s or Parent’s receipt of the applicable funds from the Employee Retention Escrow, Company or Parent shall pay retention bonuses (less applicable tax withholdings and any other required withholdings or deductions) to the eligible employees who earned the right to receive such bonuses and remit the employees’ withheld taxes plus the employer’s share of FICA taxes to the applicable taxing authority. Immediately prior to the distribution of the Escrow Amount, the remaining Employee Retention Escrow Amount (including any interest accruing thereto but less any fees and expenses of the Employee Retention Escrow) will be thereupon deposited with the Escrow Agent under the Escrow Agreement for distribution according to its terms, which terms shall specify that such remaining Employee Retention Escrow Amount shall not be available for the securing of indemnification claims, the reimbursement of fees and expenses, or the funding of payments relating to Net Working Capital. All releases of the Employee Retention Pool Amount will be subject to the terms hereof and of the Employee Retention Escrow Agreement; provided further, that in the event of any conflict between this Agreement and the Employee Retention Escrow Agreement, the terms of the Employee Retention Escrow Agreement will control.
     2.3 Net Working Capital.
               (a) On the Closing Date, Company will have Net Working Capital that is not less than $7,000,000 (“Minimum Working Capital”), nor more than $9,000,000 (“Maximum Working Capital”). To the extent that Company has Net Working Capital on the Closing Date that is less than the Minimum Working Capital, such deficiency will be deducted from the Base Amount in accordance with Section 2.1.3 as the “Working Capital Deficit.” To the extent that Company has Net Working Capital on the Closing Date that is greater than the Maximum Working Capital, such excess will be added to the Base Amount in accordance with Section 2.1.3 as the “Working Capital Credit.”
               (b) For purposes of this Agreement, the term “Net Working Capital” means: (i) Total Current Assets (as defined below) less (ii) all accrued Total Current Liabilities (as defined below). “Fixed assets, net,” “intangible assets,” deferred tax assets and deferred tax liabilities will be excluded from the determination of Net Working Capital. For avoidance of doubt, “Total Current Assets” as reflected on the Closing Balance Sheet will include: (i)  cash and cash equivalents; (ii) short-

term investments; (iii) accounts receivable outstanding not more than 60 days from their due date and other receivables net of doubtful accounts; (iv) inventories (net of allowance for obsolete inventory) and (v) prepaid expenses and other current assets. “Total Current Liabilities” as reflected on the Closing Balance Sheet will include: (w) accounts payable; (x) accrued taxes, payroll and benefits; (y) other “Current Liabilities”; and (z) the current portion (due within twelve months) of any Debt. Each of the foregoing terms will be determined in accordance with GAAP, as consistently applied, to the extent described above except as otherwise provided in this Section 2.3(b). “Debt” means all funded indebtedness, determined without duplication, and includes notes; capitalized leases; bank term and revolving credit loans; obligations related to drawn letters of credit; bonds evidencing funded indebtedness; debentures; borrowings from lending institutions other than banks; subordinated loans and subordinated debt securities with or without stated maturity; bank bills; bank overdrafts; obligations with respect to the factoring or discounting of accounts receivable and other instruments; any dividends payable to the holders of Company Shares; and accrued interest and expense and penalties on any of the foregoing (including prepayment penalties). For the avoidance of doubt, a sample calculation of Net Working Capital is attached hereto as Schedule 2.3(c).
               (c) At least three business days before the anticipated Closing Date, Company will prepare, subject to the reasonable approval of Parent, an unaudited estimated balance sheet of Company as of the anticipated Closing Date as mutually expected by the parties (the “Preliminary Closing Balance Sheet”) and a computation of the Net Working Capital as of the expected Closing Date based upon the financial information reflected in the Preliminary Closing Balance Sheet (the “Preliminary Closing Date NWC”). The Preliminary Closing Balance Sheet and the Preliminary Closing Date NWC calculation will be provided as Schedule 2.3(c) and become a part of this Agreement. The Preliminary Closing Balance Sheet will be prepared in accordance with GAAP, except as otherwise provided in Section 2.3(b) above, and will fairly and accurately present the financial position of Company as of the anticipated Closing Date. The parties will use the Preliminary Closing Balance Sheet and Preliminary Closing Date NWC to calculate the Per Share Amount for purposes of payment at the Closing in accordance with Section 2.1.3.
               (d) Within 30 days after the Closing Date, Parent will prepare and deliver to the Shareholders’ Representative an unaudited balance sheet of Company as of the Closing Date, determined in accordance with GAAP, except as otherwise provided in Section 2.3(b) above, and which, to the knowledge of Parent, fairly and accurately presents the financial position of Company as of the date of such balance sheet (the “Proposed Closing Balance Sheet”), along with its calculation of Net Working Capital as of the Closing Date (“Closing Date NWC”). The Shareholders’ Representative will be provided access to the books and records of the Company as may be reasonably necessary for the execution of its duties hereunder.
               (e) Within 10 days after the delivery by Parent of the Proposed Closing Balance Sheet and calculation of its Proposed Closing Date NWC under Section 2.3(d), the Shareholders’ Representative will deliver to Parent a written notice either approving or objecting to the Proposed Closing Balance Sheet and the accompanying Closing Date NWC calculation (the “Review Notice”). The Review Notice will reasonably state a description of the Shareholders’ Representative’s differences, if any, with Parent’s determination of the Proposed Closing Balance Sheet and the Closing Date NWC calculations, together with proposed revisions (such revised Proposed Closing Balance Sheet being referred to as the “Counter Proposed Closing Balance Sheet”), along with revisions to the Closing Date NWC calculations. A failure by the Shareholders’ Representative to so deliver the Review Notice to Parent within such period will be deemed an approval of and agreement with the Proposed Closing Balance Sheet and the Closing Date NWC calculations of Parent, and such Proposed Closing Balance Sheet and the accompanying Closing Date NWC calculations of Parent will be deemed the Closing

Balance Sheet and the final and conclusive calculation of the Closing Date NWC (the “Final Closing Date NWC”).
               (f) If the Proposed Closing Balance Sheet and the accompanying Closing Date NWC calculation of Parent are disputed by the Shareholders’ Representative in accordance with this Section 2.3, the Shareholders’ Representative and Parent will negotiate in good faith in an effort to resolve any differences regarding such determination. If Parent and the Shareholders’ Representative agree on the Proposed Closing Balance Sheet and Closing Date NWC, the amount they agree upon will be final, conclusive and binding as the Final Closing Date NWC, but if the objection cannot be resolved by such negotiation within 30 days after Parent’s receipt of the Review Notice (the “Reconciliation Deadline”), the Proposed Closing Balance Sheet, the Counter Proposed Closing Balance Sheet, the Review Notice, and all work papers related thereto (collectively, the “Determination Materials”), will be submitted to the Seattle, Washington offices of KPMG LLP or of a nationally recognized accounting firm as Parent and the Shareholders’ Representative may mutually agree to (which agreement will not be unreasonably withheld or delayed) (the “Accounting Arbitrator”), which will review the Determination Materials and will determine the Final Closing Date NWC. The Accounting Arbitrator will not undertake any review of any matters not specifically identified by the Shareholders’ Representative as being in dispute in the Review Notice and may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party, and its determination may not be outside the range comprised of Parent’s calculation of Closing Date NWC and Shareholders’ Representative’s calculation of Closing Date NWC. The Accounting Arbitrator will make its determination in accordance with GAAP and in accordance with the provisions herein defining Net Working Capital to the extent they are inconsistent with GAAP. The Accounting Arbitrator’s decision as to Closing Date NWC as of the Closing Date will be final, conclusive, and binding as the Final Closing Date NWC. The parties will cause the Accounting Arbitrator to notify the parties in writing of its determination within 30 days following the receipt of the Determination Materials. The fees and expenses of the Accounting Arbitrator will be borne equally by Parent and the Shareholders’ Representative (who shall in turn have recourse to the Escrow Amount for reimbursement of such expenses pursuant to Section 10.13(c) below). All determinations in accordance with this Section 2.3(f) will be in writing and will be delivered to the parties hereto.
               (g) If the Final Closing Date NWC (as determined in accordance with Sections 2.3(e) or 2.3(f) above) is less than the Preliminary Closing Date NWC, then an amount equal to the difference between (y) the Preliminary Closing Date NWC, and (z) the Final Closing Date NWC will be paid to Parent out of the Escrow Amount to the extent the Final Closing Date NWC is less than the Minimum Working Capital, in accordance with the terms of the Escrow Agreement. Such adjustment will not be subject to the Threshold Amount (as defined in Section 8.6). If the Final Closing Date NWC is greater than the Preliminary Closing Date NWC, then Parent will cause the amount equal to the difference between (y) the Final Closing Date NWC, and (z) the Preliminary Closing Date NWC, to be delivered, within 10 days after such final determination, to the Disbursement Agent for disbursement as provided in Section 2.4 below to the extent the Final Closing Date NWC is greater than the Maximum Working Capital. In addition, if the Preliminary Closing Date NWC is (i) more than the Maximum Working Capital and the Final Closing Date NWC is less than the Maximum Working Capital, the amount equal to the difference between the Preliminary Closing Date NWC and the Maximum Working Capital will be paid to Parent out of the Escrow Amount, or (ii) less than the Minimum Working Capital and the Final Closing Date NWC is more than the Minimum Working Capital then Parent will cause the amount equal to the difference between the Preliminary Closing Date NWC and the Minimum Working Capital to be delivered, within 10 days after such final determination, to the Disbursement Agent for disbursement as provided in Section 2.4 below.

               (h) Nothing in this Section 2.3 will be deemed to limit the indemnification rights of the Indemnified Parties in accordance with Article VIII hereof with respect to any breach of any representation and warranty of this Agreement, including without limitation, a breach of any of the representations contained in Section 3.1.5.
               (i) For purposes of this Agreement, “Closing Balance Sheet” means the balance sheet of Company as of the Closing Date determined in accordance with this Section 2.3.
     2.4 Delivery of Consideration.
          2.4.1 Disbursing Agent. Promptly after the Effective Time, Parent will (i) make available to BNY Mellon Shareowner Services or other bank or trust company as Parent may choose in its discretion (the “Disbursing Agent”), the shares of Parent Common Stock issuable pursuant to Section 2.1.4, if any, in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time and (ii) deposit with the Disbursing Agent an amount of cash sufficient to pay the aggregate Gross Distributable Cash Amount and any cash amounts payable under Section 2.1.4, less the Escrow Amounts to be contributed therefrom pro rata in cash and shares of Parent Common Stock. The Disbursing Agent will invest the deposited cash sums in its discretion (provided that Parent will be responsible for replacing any losses of principal to such resulting from such investments), and all interest thereon will be paid to Parent for its sole benefit.
          2.4.2 Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Disbursing Agent to pay by check or wire transfer of same day funds the cash portion of any applicable Conversion Payments, under Section 2.1 and subject to Section 2.2 hereof, and to send a certificate or certificates (or book entry) representing the stock portion of any applicable Conversion Payments under Section 2.1.3 and subject to Section 2.2 hereof to each record holder of Company Shares as of the Effective Time, other than to those holders of Appraisal Shares not entitled to payment, as promptly as practicable following (i) the submission of a Certificate to the Disbursing Agent and a duly executed letter of transmittal (the “Letter of Transmittal”) by such holder of record, which will specify that risk of loss and title to the Certificates will pass, only upon proper delivery of such documents to the Disbursing Agent, and which will be in the form and have such provisions as Parent and Company may reasonably specify, and (ii) the surrender of the Certificates in exchange for the applicable Conversion Payment by such holder of record (which Certificates will then be canceled). If any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen, or destroyed and, if required by the Surviving Corporation, the payment of any reasonable fees, and the posting by such Person of a bond, in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such document, the Disbursing Agent will issue in exchange for such lost, stolen, or destroyed document, the applicable Conversion Payments to which the holder is entitled under this Article II.
          2.4.3 No Further Ownership Rights in Company Shares. The applicable Conversion Payment delivered upon surrender in exchange for Company Shares in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Shares. After the Effective Time, no further transfers will be made on the stock transfer books of Company of Company Shares issued before the Effective Time. When the Merger becomes effective, all Company Shares issued before then (other than Appraisal Shares) will cease to exist, and each Certificate previously representing any such shares will represent only the right to receive the applicable Conversion Payment as described in Section 2.1.3 subject to the terms of this Agreement. If, after the Effective Time, Certificates are presented to Surviving Corporation or the Disbursing Agent for transfer, they will be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

          2.4.4 Return to Parent. The Disbursing Agent will redeliver or repay to Parent any cash made available to the Disbursing Agent and not exchanged for Certificates within 12 months after the Effective Time. After such time any holder of Certificates who has not yet delivered or surrendered such Certificates to the Disbursing Agent, subject to applicable law, will look as a general creditor only to Parent for payment of the applicable Conversion Payment. Despite any provision of this Agreement, to the fullest extent permitted by applicable law, neither Parent, the Disbursing Agent, Surviving Corporation, the Shareholders’ Representative, nor any other party will be liable to any holder of Company Shares for any cash delivered to a public official according to applicable abandoned property, escheat, or similar law.
          2.4.5 Withholding Rights. Parent or the Disbursing Agent will be entitled to deduct and withhold from the applicable Conversion Payment otherwise payable under this Agreement to any Person (as defined in Section 10.2) who was a holder of Company Shares immediately before the Effective Time, such amounts as Parent or the Disbursing Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local, or foreign tax law. Any such withheld amounts will be timely paid over to the appropriate Governmental Entity (as defined in Section 3.1.4). To the extent that amounts are so withheld by Parent or the Disbursing Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by Parent or the Disbursing Agent.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of Company. Except as set forth in a correspondingly numbered disclosure schedule delivered by Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), Company represents to Parent and Sub as follows (all references in the subsections of this Section 3.1 to “Company” will include Company’s subsidiaries except to the extent specifically excluded or except as otherwise clearly required by the context):
          3.1.1 Organization, Standing, and Power.
     (a) Each of Company and its subsidiaries is an entity duly organized and validly existing under the laws of its jurisdiction of incorporation or organization. Company has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted. Company is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes such qualification necessary (all such jurisdictions are listed in Section 3.1.1(a) of the Company Disclosure Schedule), except in such jurisdictions in which a failure to be so organized, existing, or in good standing or to have such corporate power and authority would not materially impair the ability of Company to consummate the Transactions or would not result, or reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the financial condition, business, assets or results of operations of Company and its subsidiaries, taken as a whole, other than any effect resulting from (1) the announcement of the Transactions or the proposal thereof or this Agreement and the transactions contemplated hereby, (2) changes after the date hereof in general economic conditions or the industry in which the Company operates, provided that the impact of such fact, circumstance, event, change, effect or occurrence is not disproportionately adverse to the Company, or (3) actions taken by

Company after the date hereof at, and in accordance with the written direction or request of Parent (“Company Material Adverse Effect”).
               (b) Company has delivered or made available to Parent or its counsel complete and correct copies of Company’s articles of incorporation, bylaws, stock records and minute books and the comparable governing instruments and minutes of each of its subsidiaries, in each case, as amended to the date hereof. The minute books of Company contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the shareholders of Company and its board of directors (and each committee thereof), and the stock records of Company contain correct and complete records of all original issuances and subsequent transfers, repurchases, and cancellations of Company’s capital stock. Company is the owner, directly or indirectly, of all outstanding shares of capital stock of each of its subsidiaries (other than directors’ qualifying and similar shares, the ownership of which is identified in Section 3.1.1(b) of the Company Disclosure Schedule) free and clear of all liens, pledges, security interests, claims, or other encumbrances and all such shares are duly authorized, validly issued, fully paid, and nonassessable. Section 3.1.1(b) of the Company Disclosure Schedule lists all subsidiaries of Company, together with each subsidiary’s jurisdiction of incorporation or formation, the jurisdictions in which it is qualified to conduct business, and its authorized capitalization. Other than the subsidiaries so listed, Company does not own or control, directly or indirectly, shares of capital stock of any other corporation, or any interest in any partnership, joint venture, or other non-corporate business entity or enterprise.
          3.1.2 Capital Structure.
               (a) The authorized capital stock of Company consists of (i) 10,750,000 shares of stock consisting of 10,000,000 Company Common Shares, no par value, of which, as of the date hereof, 4,741,128 shares are issued and outstanding, and (ii) 750,000 shares of Preferred Stock, no par value (“Company Preferred Shares”), 333,334 of which have been designated Series A Convertible Preferred Stock, none of which as of the date hereof are issued and outstanding. As of the date hereof, 1,866,500 Company Common Shares are reserved for issuance under the OMAX Corporation 2005 Stock Option Plan, including carryover from the issuance of options for Company Common Shares are reserved for issuance under the OMAX Corporation 1993 Stock Option Plan (together, the “Incentive Plans”). Options for 1,501,850 Company Common Shares (“Company Options”) have been granted and remain outstanding. All Company Shares, Company Options, and any other securities of Company outstanding as of the date hereof (collectively referred to as “Company Securities”), and the record owners of such securities are as set forth in Section 3.1.2 of the Company Disclosure Schedule, and no such securities are held by Company in its treasury. True and complete copies of all Company stock option plans and the forms of any other instruments setting forth the rights of all Company Securities as of the date hereof have been delivered to Parent or its counsel.
               (b) All outstanding Company Common Shares are, and Company Shares issued upon exercise of any Company Options when issued in accordance with the respective terms thereof will be, validly issued, fully paid, nonassessable, and not subject to any preemptive rights or similar rights under the WBCA, Company’s articles of incorporation or bylaws, or to any agreement to which Company is a party or by which Company may be bound. Except for the shares described above issuable in connection with the exercise of Company Options (all as set forth in Section 3.1.2(a) of the Company Disclosure Schedule) there are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, equity-linked securities, or rights of any character to which Company is a party or by which Company may be bound obligating Company to issue additional shares of the capital stock of Company. Other than as set forth in Section 3.1.2(a) Company does not have outstanding any bonds, debentures, notes nor does it owe any other indebtedness, the holders of which (i) have the right to vote (or are convertible or exercisable into securities having the right to vote) with holders of Company Common Shares on any matter or (ii) are or will become entitled to receive any payment as a result of the Transactions. Other than as set forth in Section 3.1.2(a) Company does not have outstanding any restricted stock, restricted stock units, stock appreciation rights, stock performance awards, dividend equivalents, or other stock-based or equity-linked securities of a similar nature. There is no agreement or right allowing for the repurchase or redemption of any capital stock or convertible securities of Company, and Company has not repurchased any of its capital stock. There are no agreements requiring Company to contribute to the capital of, or lend or advance funds to, any subsidiaries of Company. Company is not party to nor to its knowledge is any shareholder of Company a party to, any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Company. There are no accrued and unpaid dividends with respect to any outstanding shares of Company capital stock. Company does not own or hold the right to acquire any shares of capital stock or any other security or interest in any other Person.
               (c) All of the issued and outstanding Company Securities have been offered, issued, and sold by Company in compliance with applicable federal and state securities laws.
               (d) To Company’s knowledge, no shareholder of Company has granted options or other rights to purchase any Company Securities from such shareholder.
          3.1.3 Authority. Company has all requisite corporate power and authority to execute and deliver this Agreement, subject to approval of the shareholders of Company to consummate the Transactions. The execution and delivery by Company of this Agreement and the performance of Company’s obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Company, subject only to approval of the Merger and this Agreement by the shareholders of Company. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.
          3.1.4 Consents and Approvals; No Violations. Subject to the satisfaction of the conditions in Sections 7.1 and 7.3, the execution and delivery of this Agreement or any other agreement or document contemplated by this Agreement do not, and the consummation of the Transactions will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge, or other encumbrance on assets (any such conflict, violation, default, right, loss, or creation, a “Violation”) under (a) any provision of the articles of incorporation or bylaws of Company or the comparable governing instruments of any subsidiary of Company, or (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Company or its properties or assets, other than, in the case of clause (b), any such Violation that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. No consent, approval, order, or authorization of, or registration, declaration, or filing with or exemption by, any court, administrative agency, or commission or other governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”) (collectively any consents or waivers with respect to Violations under clauses (a) and (b) of the first sentence of this Section 3.1.4, "Consents”), is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation by Company of the Transactions, except for Consents, if any, relating to the filing of the Articles of Merger in accordance with the WBCA and except for such other Consents that if not obtained or made would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
          3.1.5 Financial Statements. The (a) audited consolidated balance sheets of Company and its subsidiaries as of December 31, 2006 and December 31, 2007 (the “Balance Sheet Date”) and the related audited consolidated statements of income, changes in owner’s equity, and cash flow for the 12 months ended December 31, 2005, December 31, 2006 and December 31, 2007, and (b) an unaudited consolidated balance sheet of Company and its subsidiaries as of March 31, 2008 (the “Interim Balance Sheet Date”), and the related unaudited consolidated statements of income, changes in owner’s equity, and cash flow for the year then ended (collectively, the “Financial Statements”) that have been provided to Parent or will be provided prior to Closing comply in all material respects with all accounting requirements applicable to Company and its subsidiaries, have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied (except as may be indicated in the notes thereto), and fairly present, in all material respects, the consolidated financial position of Company and its subsidiaries as at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). There has been no change in Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Financial Statements. Section 3.1.5 of the Company Disclosure Schedule lists, and Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K promulgated by the SEC) effected by Company or its subsidiaries since the Balance Sheet Date. There are no material liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not reflected in the Financial Statements or the notes thereto. Except as disclosed in the Financial Statements, neither Company nor its subsidiaries is a guarantor or indemnitor of any indebtedness or other liability of any other Person.
          3.1.6 No Defaults. Company is not, and has not received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) the articles of incorporation or bylaws of Company or any comparable governing instrument of any subsidiary, (ii) any judgment, decree, or order, or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Company is now a party or by which it or any of its properties or assets may be bound, except with respect to (iii) for Violations that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
          3.1.7 Litigation. There is no claim, action, suit, or proceeding pending or, to the knowledge of Company, threatened, against or affecting Company, any of its officers, directors, or employees, or any of its properties before any court or arbitrator or any Governmental Entity. There is no investigation pending or, to the knowledge of Company, threatened against Company, before any Governmental Entity. Section 3.1.7 of the Company Disclosure Schedule sets forth as of the date hereof, with respect to any pending action, suit, proceeding, or investigation to which Company is a party, the forum, the parties thereto, the subject matter thereof, and the amount of damages claimed, or the nature of any other relief sought.

          3.1.8 No Material Adverse Change. Since the Balance Sheet Date, there has not been a Company Material Adverse Effect. Except as contemplated by this Agreement, since the Balance Sheet Date, there has not been:
               (a) any declaration, setting aside, or payment of any dividend or other distribution, stock split, reclassification, subdivision, or exchange with respect to any Company Shares;
               (b) any amendment of any provision of the articles of incorporation or bylaws of, or of any term of any outstanding security issued by, Company;
               (c) any incurrence, assumption, or guarantee by Company of any indebtedness for borrowed money, or any mortgage, pledge, imposition of any security interest, claim, encumbrance, or other restriction on any of the assets, tangible or intangible, of Company;
               (d) a material change to any tax election or any accounting method, or any settlement or consent to any claim or assessment relating to taxes incurred, or incurrence of any obligation to make any payment of, or in respect of, taxes, except in the ordinary course of business, or agreement to extend or waive the statutory period of limitations for the assessment or collection of taxes;
               (e) any (i) grant of severance or termination pay to any director, officer, or employee of Company, (ii) entry into any employment, deferred compensation (based upon the meaning of such term before the adoption of Code Section 409A), or other similar agreement (or any material amendment to any such existing agreement) with any director, officer, or employee of Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase in compensation, bonus, or other benefits payable to directors, officers, or employees of Company in excess of 4% of total compensation for such individual as of January 1, 2008, in each case other than those required by written contractual agreements, or (v) acceleration of, or amendment or change to, the period of exercisability, vesting, or exercise price of options, restricted stock, stock bonus, or other awards granted under the Incentive Plans (including any discretionary acceleration of the exercise periods by Company’s board of directors, the compensation committee of Company’s board of directors, or a committee overseeing the Incentive Plans as permitted under such plans) or authorization of cash payments in exchange for any options, warrants, restricted stock, stock bonus, or other awards granted under any of such plans except, in each case, as may be required under applicable law or the existing terms of the Incentive Plans or other related agreements;
               (f) any issuance of capital stock or securities convertible into capital stock of Company (including grants or other issuances of options, warrants, or other rights to acquire capital stock of Company) other than in accordance with the exercise of Company Options;
               (g) any acquisition or disposition of assets (other than in the ordinary course of business), any acquisition or disposition of capital stock of any third party, or any merger or consolidation with any third party;
               (h) any entry by Company into any joint venture, partnership, or limited liability company or operating agreement with any Person;
               (i) any damage, destruction, or loss (whether or not covered by insurance) affecting Company’s properties or business that has resulted, or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect;

               (j) any granting by Company of a security interest in or lien on any material property or assets of Company;
               (k) any cancellation of debt or waiver of any claim or right individually or in the aggregate in excess of $25,000;
               (l) any capital expenditure or acquisition of any property, plant, and equipment by Company for a cost in excess of $100,000 in the aggregate;
               (m) any discharge or satisfaction by Company of any lien or encumbrance, or any payment of any obligation or liability (absolute or contingent) other than current liabilities shown on the balance sheet included in the Financial Statements as of the Balance Sheet Date and current liabilities incurred since the Balance Sheet Date in the ordinary course of business;
               (n) any termination, modification, or rescission of, or waiver by Company of rights under, any existing contract resulting, or reasonably likely to result, individually or in the aggregate, in a Company Material Adverse Effect;
               (o) any material grant or assignment of Company Intellectual Property;
               (p) any event or condition resulting individually or in the aggregate in a Company Material Adverse Effect; or
               (q) any agreement, authorization, or commitment, whether in writing or otherwise, to take any action described in this Section 3.1.8.
          3.1.9 Absence of Undisclosed Liabilities. Company has no liabilities, obligations, or contingencies (whether absolute, accrued, or contingent) except (i) liabilities, obligations, or contingencies (each a “Liability” and collectively, “Liabilities”) that are accrued or reserved against in the consolidated balance sheet of Company as of the Balance Sheet Date; (ii) additional Liabilities reserved against since the Balance Sheet Date that (x) have arisen in the ordinary course of business, and (y) are accrued or reserved against on the books and records of Company; (iii) additional Liabilities incurred since the Balance Sheet Date that (x) have arisen in the ordinary course of business, and (y) are not accrued or reserved against on the books and records of Company and none of which, individually or in the aggregate, are expected to exceed $100,000; (iv) additional Liabilities that are expressly provided for in any of Company’s contracts that are not required to be reflected in Company’s financial statements under GAAP; or (v) Liabilities reflecting expenses with respect to any litigation or dispute between Company and Parent as set forth in Section 3.1.9 (v) of the Company Disclosure Schedule.
          3.1.10 No Violations. Company is in compliance with all applicable federal, state, local, or foreign statutes, laws, ordinances, rules, judgments, orders, and regulations of any Governmental Entity applicable to its business and operations, except for violations that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. Neither Company, nor any Person acting on behalf of Company has, directly or indirectly, on behalf of or with respect to Company (i) made or received any unreported political contribution, (ii) made or received any payment that was not legal to make or receive, (iii) created or used any “off-book” bank or cash account or “slush fund,” or (iv) violated the Foreign Corrupt Practices Act of 1977, as amended. All permits required to conduct the business of Company as currently conducted have been obtained, are in full force and effect, and are being complied with, except where the failure to hold or to be in compliance with such permits would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
          3.1.11 Certain Agreements. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, parachute payment, bonus, or otherwise) becoming due to any director, employee, or independent contractor of Company, from Company under any Plan (as defined in Section 3.1.13), agreement, document, or otherwise, (ii) increase any benefits payable under any Plan, agreement, or document, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
          3.1.12 Employees. Since the inception of Company (or any predecessor entity, if applicable), Company has been in compliance with all then applicable laws and regulations respecting employment, termination of employment, hiring, discrimination in employment, terms and conditions of employment, wages, hours, and occupational safety and health and employment practices, and has not engaged in any unfair labor practice. Since the inception of Company (or any predecessor entity, if applicable), Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to its employees, including any common law employees, and is not liable for any arrears of wages (including commissions, bonuses, or other compensation), or any taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty, or interest were assessed against Company regarding the foregoing, it has been fully satisfied). Company is not liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security, social benefits, or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against Company under any workers’ compensation plan or policy or for long-term disability. There are no controversies pending or, to Company’s knowledge, threatened, between Company and any of its employees, or any works council or similar body, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration, or investigation before any agency, court, or tribunal, foreign or domestic, including claims for compensation, severance benefits, vacation time, vacation pay, or pension benefits, or any other claim pending in any court or administrative agency from any current or former employee or any other Person arising out of Company’s status as employer or purported employer or any workplace practices or policies whether in the form of claims for discrimination, harassment, unfair labor practices, grievances, wage and hour violations, wrongful discharge, or otherwise. Company is not a party to any collective bargaining agreement or other labor union contract nor does Company know of any activities or proceedings of any labor union to organize any employees of Company. Section 3.1.12 of the Company Disclosure Schedule lists all countries in which a works council or similar employee organization represents employees of Company. To Company’s knowledge, no employees of Company are or have in the past been in violation of any term of any employment contract, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company because of the nature of the business conducted by Company or work performed by the employee or to the use of trade secrets or proprietary information of others. All releases of employment claims in favor of Company obtained from employees during the three-year period preceding the Effective Date are effective and binding to release all employment claims for each such employee.
          3.1.13 Employee Benefit Plans.
               (a) Section 3.1.13(a) of the Company Disclosure Schedule lists each employee benefit, equity incentive plan, or compensation plan or program covering currently active, former, or retired employees of Company (“Plan”). Company has provided or made available to Parent a copy of each Plan document (or, if there is no Plan document, a written description), and where applicable, any related trust agreement, annuity, or insurance contract and, where applicable, the three most recent annual reports (Form 5500) filed with the U.S. Department of Labor-EBSA, including all attachments and schedules thereto. To the extent applicable, each Plan complies in all material respects with the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code, and any Plan intended to be qualified under Code Section 401(a) or 423 is so qualified and has been so qualified since its creation, and its related trust is tax-exempt and has been since its creation. No Plan is covered by Title IV of ERISA or Code Section 412. No “prohibited transaction,” as defined in ERISA Section 406 or Code Section 4975, has occurred with respect to any Plan. Each Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by all statutes, orders, rules, and regulations, including ERISA and the Code, applicable to such Plans. There are no pending or anticipated claims against or otherwise involving any of the Plans (excluding claims for benefits incurred in the ordinary course of Plan activities) and no suit, action, or other litigation has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to each Plan accrued to the date hereof have been made or provided for. Company has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any “single-employer plan,” within the meaning of ERISA Section 4001(a)(15), currently or formerly maintained by Company, or any entity that is considered one employer with Company under ERISA Section 4001(a)(14). Company has not incurred, and will not incur as a result of the Transactions, any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of ERISA Section 4001(a)(3). Company has no obligation for retiree health or life benefits under any Plan, except as required by applicable law or to avoid excise taxes under Code Section 4980B. There are no restrictions on the rights of Company to amend or terminate any Plan without incurring any liability thereunder (other than ordinary administrative expenses) and satisfaction of applicable notice. There have been no unwritten or unexpected amendments to, written interpretation of, or announcements (whether or not written) by Company relating to coverage under, any Plan. No tax under Code Section 4980B (other than a tax that has been fully satisfied) has been incurred in respect of any Plan that is a group health plan, as defined in Code Section 5000(b)(1). No act or omission has occurred (or will occur as a result of the transactions contemplated by this Agreement) and no condition exists with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA), equity incentive plan, or compensation plan or program, currently or previously sponsored, contributed to, maintained or administered by the Company or any subsidiary entity that is or was an ERISA Affiliate of the Company (as defined below) that would subject the Company (or the assets of any such plan or program) to any fine, penalty, tax or liability of any kind imposed under ERISA, the Code or other applicable legal requirements (other than liabilities for benefits accrued under plans or programs for employees of the Company and their beneficiaries).
               (b) Neither Company nor any entity that is or was considered one employer with Company under ERISA Section 4001(a)(14) or Code Sections 414(b), (c), or (m) (“ERISA Affiliate”) has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any current or former employee benefit plan that is or has been subject to Title IV of ERISA (including any “multiemployer plan” within the meaning of ERISA Section 4001(a)(3)). No Plan is a multiple employer welfare arrangement as defined in ERISA Section 3(40).
               (c) All Plans that are subject to the laws of any jurisdiction outside the United States are in compliance with and have been operated consistent with their terms and all applicable laws (including relevant tax laws), and the requirements of any trust deed under which they were established, in all material respects. Section 3.1.13(c) of the Company Disclosure Schedule identifies all of Company’s employee benefit plans that are subject to the laws of any jurisdiction outside the United States. With respect to each Plan, no event has occurred, and there exists no condition or set of circumstances, that would subject Company, directly or indirectly, to any material liability arising under any applicable laws, including relevant tax laws (including any liability to or under any such Plan or any indemnity agreement to which Company is a party), excluding liability for routine benefit claims and funding obligations. With respect to each such Plan, there are no funded benefit obligations for which the contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted, on the Financial Statements.
               (d) No Plan is subject to any ongoing or scheduled audit, investigation, or other administrative proceeding of the Internal Revenue Service (“IRS”), the U.S. Department of Labor, or any other federal, state, or local governmental entity.
               (e) No event has occurred or circumstance exists that could result in a material increase in premium costs of Plans that are insured, or a material increase in benefit costs of such Plans that are self-insured. For avoidance of doubt, general increases in the cost of medical services or supplies or prescription pharmaceuticals are not considered events or circumstances to be considered. Each Plan that provides self-insured benefits is subject to a stop-loss insurance policy under which the Company is an insured party and the Company has complied with all terms of such stop-loss policy and has timely paid all premiums owing with respect to such stop-loss policy through the date of this Agreement. The transaction contemplated by this Agreement will not cancel, impair, or reduce amounts payable under any such stop-loss insurance policy.
          3.1.14 Real Property; Leases. Company does not own, and has never owned, real property. Company has made available to Parent copies of all leases or subleases in effect on the date hereof under which Company leases (i) real property (as either a tenant, subtenant, or lessor), or (ii) personal property that requires annual payments in excess of $25,000 with respect to each such lease or sublease of personal property (in case of either clause (i) or (ii), a “Company Lease”). No default exists under any Company Lease. No Company Lease is terminable because of the execution of this Agreement or the consummation of the Transactions. Section 3.1.14 of the Company Disclosure Schedule lists each Company Lease. Each Company Lease is in full force and effect in accordance with its respective terms. No consent is required from any party under any Company Lease in connection with the completion of the Transactions, and Company has not received notice that a party to any Company Lease intends to cancel, terminate, or refuse to renew any Company Lease or to exercise any option or other right thereunder, except where the failure to receive such consent, or where such cancellation, termination, or refusal, would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
          3.1.15 Environmental.
               (a) Except as would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, no Hazardous Material (as defined below) has been released by Company (except as specifically authorized, such as by permits issued by a Governmental Entity), onto or under any property occupied by Company or any affiliate of Company, nor, to Company’s knowledge, has any Hazardous Material migrated beneath such properties.
               (b) Except as would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, Company has not transported, stored, used, manufactured, disposed of, released, or exposed its employees or others to, Hazardous Materials (collectively, “Hazardous Materials Activities”) in violation of any Environmental Law (as defined below) in effect on or before the Effective Time.

               (c) Company currently holds all environmental approvals, permits, licenses, clearances, and consents necessary for the conduct of Company’s Hazardous Material Activities and other businesses of Company as such activities and businesses are currently being conducted (collectively, “Environmental Permits”), except where the absence of such Environmental Permits would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.
               (d) No legal action, proceeding, revocation proceeding, amendment procedure, writ, or injunction is pending and, to Company’s knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ, or injunction has been threatened by any Governmental Entity against Company concerning any Environmental Permit, Hazardous Material, or any Hazardous Materials Activity of Company. Company has received no written notification that it is or may be liable for natural resource damages, the investigation or cleanup of Hazardous Materials, or for the response costs incurred by others in conducting such investigation or cleanup, which, in either case would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. To the knowledge of Company, no fact or circumstance currently exists that is reasonably likely to involve Company in any material environmental litigation or impose upon Company any material environmental liability.
               (e) Company has not, either by agreement or (to Company’s knowledge) by operation of law, assumed or undertaken any liability (including future or contingent liabilities) of another person or entity under any Environmental Law, including any obligation for investigation, cleanup, corrective action, or natural resource damages with respect to Hazardous Materials.
               (f) Neither Company nor, to the knowledge of Company, any of its agents, possess copies of any reports concerning the presence or possible presence of released Hazardous Materials on real property currently or formerly owned, leased, or occupied by Company, including any environmental site assessment reports.
               (g) “Hazardous Material” means any substance that any Governmental Entity, in accordance with applicable federal, state, or local law, has designated to be radioactive, toxic, hazardous, or otherwise a danger to health or the environment, including PCBs, friable asbestos, petroleum, urea-formaldehyde, and all substances listed as hazardous substances in accordance with the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste in accordance with the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated in accordance with said laws, but excluding office and janitorial supplies lawfully used or stored for their intended purposes.
               (h) “Environmental Law” means all applicable foreign, domestic, federal, state, local, or other laws, regulations, ordinances, or other binding requirements of Governmental Entities, all applicable orders, judgments, or binding determinations of administrative or judicial authorities, and any required permit, license, or other authorization, concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material.

          3.1.16 Customers and Suppliers.
               (a) As of the date hereof: (i) Company has no material outstanding dispute in excess of $50,000 that has been communicated orally or in writing, concerning its business operations, including any Company Technology (as defined in Section 3.1.20) or services with any distributor or customer who, in the 24 months ended as of the date of this Agreement, was one of the 20 largest sources of revenues recognized under GAAP for Company during such period (each, a “Significant Customer”); (ii) Section 3.1.16(a) of the Company Disclosure Schedule lists each Significant Customer and the percentage of Company’s total revenues such Significant Customer represented during such period; (iii) Company has not received any oral or written notice from any Significant Customer that such Significant Customer will not continue as a customer or distributor of Surviving Corporation after Closing or that such distributor or customer intends to terminate or materially modify existing agreements with Company or Surviving Corporation; and (iv) no purchaser, reseller, or distributor of Company’s services has asserted any claims of breach of warranty in excess of $5,000 with regard to such services nor does Company have any indemnity liability for any such services to purchasers, resellers, or distributors. To Company’s knowledge, Company could not reasonably be expected as a result of warranty or liability claims against it to be required to modify in any material respect any of Company’s services that are material to Company.
               (b) As of the date hereof: (i) Company has no material outstanding dispute in excess of $50,000 that has been communicated orally or in writing, concerning technology, products, or services provided by any supplier who, in the 24 months ended as of the date of this Agreement, was (a) one of the ten largest suppliers of technology, products, or services to Company, based on amounts paid or payable, or (b) provided third-party software used in connection with any Company Technology, products, or services during such period (each, a “Significant Supplier”); (ii) Section 3.1.16(b) of the Company Disclosure Schedule lists each Significant Supplier; and (iii) Company has not received any oral or written notice from any Significant Supplier that such supplier will not continue as a supplier to the Surviving Corporation after the Closing or that such supplier intends to terminate or materially modify existing agreements with Company or the Surviving Corporation.
               (c) To Company’s knowledge no supplier, distributor, or customer has any interest in any real or personal, tangible or intangible property, including Company Owned Intellectual Property (as defined in Section 3.1.20(a)(ii)), used in or pertaining to the business of Company.
          3.1.17 Material Contracts.
               (a) Section 3.1.17 of the Company Disclosure Schedule sets forth all of the following contracts to which Company is a party as of the date of this Agreement (the “Material Contracts”):
                    (i) any agreement (A) relating to the employment of, or the performance of services by, any employee, consultant, or other Person other than ordinary course, at-will written or oral offers or agreements terminable without notice and without the payment of any severance or penalty and other than employment arrangements required by law, (B) in accordance with which Company is or may become obligated to make any severance, termination, or similar payment to any current or former employee or director, other than with respect to agreements listed or described in the Company Disclosure Schedule as applicable to all Company employees generally, or applicable to all Company employees in specified jurisdictions outside of the United States, (C) in accordance with which Company is or may become obligated to make any bonus, commission, or similar payment to any current or former employee or director, other than with respect to agreements listed or described in the Company

Disclosure Schedule as applicable to all Company employees generally, or applicable to all Company employees in specified jurisdictions outside of the United States, or (D) in accordance with which Company may be required to provide, or accelerate the vesting of, any payments, benefits, or equity rights upon the occurrence of any of the Transactions, other than with respect to the acceleration of Options pursuant to their terms or pursuant to this Agreement;
                    (ii) any agreement that provides for indemnification of any officer, director, employee, or agent of Company;
                    (iii) any agreement imposing any restriction on the right or ability of Company, or that, after consummation of the Merger, would impose a restriction on the right or ability of Parent or any of its subsidiaries, to compete in any line of business or in any geographic region with any other Person or to transact business or deal in any other manner with any other Person;
                    (iv) any agreement with a third party in accordance with which Company (A) has paid $100,000 or more during the year ended December 31, 2007, or (B) is obligated to pay $100,000 or more during the year beginning January 1, 2008;
                    (v) any agreement with a distributor, VAR, reseller, OEM, marketing partner, or Significant Customer;
                    (vi) any agreement of partnership or joint venture, limited liability company or operating agreement that would give rise to an obligation on the part of Company to form a joint venture or to acquire securities of a third party;
                    (vii) any In-Licenses (as defined in Section 3.1.20);
                    (viii) any other contract, agreement, or commitment not otherwise listed in Section 3.1.17 of the Company Disclosure Schedule, (A) the termination of which would result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, or (B) that, if no required consent regarding the Transactions is obtained, would result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect or a material adverse effect on the operation of the business of Company in the same manner as the business of Company is currently operated;
                    (ix) any union contract or collective bargaining agreement;
                    (x) any material Company Lease;
                    (xi) except for trade indebtedness incurred in the ordinary course of business and except as disclosed in the Financial Statements, any instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise.
               (b) Each Material Contract is in full force and effect and is a valid and binding obligation of Company, and neither Company nor, to the knowledge of Company, any other party thereto is in breach of, or default under, any such Material Contract, except for such failures to be in full force and effect and such breaches and defaults that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. As of the date hereof, none of the parties to any of the Material Contracts identified in Section 3.1.17 of the Company Disclosure

Schedule has expressed in writing an intent to terminate or materially reduce the amount of its business with Company in the future.
               (c) Company acknowledges that it has provided only blank form versions of certain Material Contracts to Parent or Parent’s counsel in the course of due diligence leading to the execution of this Agreement. The actual Material Contracts corresponding to such disclosed form versions do not contain materially different terms than such form versions.
          3.1.18 Taxes.
               (a) For the purposes of this Agreement, the terms “tax” and “taxes” mean all federal, state, local, and foreign income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits), capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, excise, severance, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes of any kind whatsoever imposed by any taxing authority (domestic or foreign) on such entity or for which such entity is responsible, and any interest, penalties, additional taxes, additions to tax or other amounts imposed with respect to the foregoing.
               (b) Company has timely filed (or caused to be filed) all federal, state, local, and foreign tax returns, reports, information statements, and similar statements (“Returns”) required to be filed, which Returns are true, correct, and complete in all respects. Company has timely paid when due, or fully accrued in accordance with GAAP on the Financial Statements, all taxes in respect of all periods (or portions thereof), whether or not any Return reflects such taxes. The unpaid taxes of Company will not, as of the Closing Date, exceed the reserves for tax liability set forth on the Closing Balance Sheet. Company has not engaged in any “reportable transaction” within the meaning of Code Section 6707A(c)(1). Company has not taken any position on any Return that is or would be subject to penalties under Code Section 6662. Company is not currently the beneficiary of any extension of time to file any Return that has not yet been filed. All material elections with respect to taxes made by or with respect to Company are set forth in Section 3.1.18(b) of the Company Disclosure Schedule. Company has provided to Parent or made available true and correct copies of all filed Returns and related work papers, all correspondence with any taxing authorities, any tax planning memoranda, or other material tax data of Company, in each case with respect to taxes and Returns for which the statute of limitations has not expired.
               (c) No deficiencies or adjustments that remain outstanding for any tax have been claimed, proposed, assessed, or threatened. No authority in a jurisdiction where Company does not file Returns has ever made any claim that Company is or may be subject to taxation by that jurisdiction. Section 3.1.18(c) of the Company Disclosure Schedule accurately sets forth the years for which Company’s federal, state, local, and foreign Returns have been audited and any years that are the subject of a pending audit by the IRS or any applicable state, local, or foreign taxing authorities. Except as so disclosed, Company has not received written notice of any pending or threatened tax audit or examination and Company has not waived or entered into any other agreement with respect to any statute of limitation with respect to its taxes or Returns. Section 3.1.18(c) of the Company Disclosure Schedule sets forth as of the date hereof (i) the tax basis of Company in its assets, (ii) the current and accumulated earnings and profits of Company, (iii) the amount of any net operating loss carryover, net capital loss carryover, unused investment credit or other credit carryover and charitable contribution carryover of Company, and

(iv) the amount of any deferred gain or loss allocable to Company or excess loss account of Company. Section 3.1.18(c) of the Company Disclosure Schedule sets forth as of the date hereof a list of all joint ventures, partnerships, limited liability companies, or other business entities (within the meaning of Treasury Regulation Section 301.7701-3) in which Company has an interest. No consent or agreement has been made under former Code Section 341(f) by or on behalf of Company or any predecessor thereof. Company has no interests in real estate that would be subject to any real estate excise, transfer, or other similar tax because of the consummation of the Transactions.
               (d) There are no liens for taxes upon the assets of Company except for taxes not yet due and payable. Company has withheld all taxes required to be withheld by it in respect of wages, salaries, and other payments to all employees, officers, and directors and any taxes required to be withheld from any other Person and has timely paid all such amounts withheld to the proper taxing authority. Company is not party to any tax sharing or tax allocation agreements and has not been a member of any affiliated group of corporations within the meaning of Code Section 1504 (other than the group of which Company is currently the common parent). Company has no liability for taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provisions of state, local or foreign law) as a transferee or successor, by contract, or otherwise. Company neither has nor had a “permanent establishment” (as defined in any applicable income tax treaty) in any country other than the United States. There are no outstanding rulings or requests for rulings from any taxing authority with respect to Company. Company neither is nor has ever been a “United States real property holding corporation” within the meaning of Code Section 897. The use of any net operating loss carryover, net capital loss carryover, unused investment credit, or other credit carryover of Company is not subject to any limitation in accordance with Code Section 382 or otherwise.
               (e) Company has not participated in, or cooperated with, an international boycott within the meaning of Code Section 999. Company is not required to include in income any adjustment in accordance with Code Section 481(a) (or similar provisions of other law or regulations) in its current or in any future taxable period, because of a change in accounting method, nor has the IRS (or other taxing authority) proposed any such change in accounting method. In connection with the consummation of the Transactions, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated by this Agreement, or under any other agreement or arrangement to which Company is a party that would be reasonably likely to result in imposition of the sanctions imposed under Code Sections 280G and 4999, determined without regard to whether such payment is reasonable compensation for services performed or to be performed in the future, and whether or not some other later action or event would be required to cause such payment, acceleration, or provision to be triggered. Neither Company, Parent, or any affiliate of Parent will be obligated to pay, or reimburse any individual for, any excise taxes or similar taxes imposed on any employee or former employee of, or individual providing services to, Company under Code Section 4999 or any similar provisions as a result of the consummation of the Transactions, either alone or in connection with any other event. None of the assets of Company is property that is required to be treated as owned by any other Person in accordance with the “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately before the enactment of the Tax Reform Act of 1986 and none of the assets of Company is “tax exempt use property” within the meaning of Code Section 168(h). None of the assets of Company secures any debt the interest on which is tax exempt under Code Section 103.
               (f) Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Code Section 355 (i) in the two years before the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) in conjunction with the Transactions.
               (g) All Plans or arrangements to which Company is a party that are “nonqualified deferred compensation plans” within the meaning of Code Section 409A(d)(1) satisfy the requirements of Code Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) and the guidance thereunder and have been operated in accordance with such requirements.
               (h) No outstanding Company Share is non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, and no payment to any holder of Company Shares of any Conversion Payments in accordance with this Agreement will result in compensation income to such holder of Company Shares.
          3.1.19 Interests of Officers. None of Company’s officers, directors or employees has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in the business of Company, nor to the knowledge of Company does any supplier, distributor, or customer of Company.
          3.1.20 Technology and Intellectual Property Rights.
               (a) Definitions:
                    (i) “Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (x) all United States, international, and foreign: (1) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures; (2) all trade secrets and other rights in know-how and confidential or proprietary information; (3) all mask works and copyrights, registrations and applications therefor, and all other rights corresponding thereto (including moral rights), throughout the world; (4) all rights in World Wide Web addresses and domain names and applications and registrations therefor, all trade names, logos, common law trademarks and service marks, trade dress, trademark and service mark registrations, and applications therefor, and all goodwill associated therewith throughout the world; and (5) any similar, corresponding, or equivalent rights to any of the foregoing in (1) through (4) above, anywhere in the world (items (1) through (5) collectively, “Intellectual Property Rights”); and (y) any and all of the following: computer software and code, including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions, design documents, schematics, diagrams, product specifications, know-how, show-how, techniques, algorithms, routines, works of authorship, processes, prototypes, test methodologies, supplier and customer lists, trade secrets, materials that document design or design processes, or that document research or testing (including design, processes, and results); any media on which any of the foregoing is recorded; and any other tangible embodiments of any of the foregoing or of Intellectual Property Rights (“Technology”).
                    (ii) “Company Owned Intellectual Property” means all Intellectual Property owned by Company.
                    (iii) “Company Licensed Intellectual Property” means all Intellectual Property owned by third Persons and licensed to Company. Unless otherwise noted, all references to “Company Intellectual Property” refer to both Company Owned Intellectual Property and Company Licensed Intellectual Property.
               (b) Section 3.1.20(b) of the Company Disclosure Schedule lists:
                    (i) all of Company’s registrations and applications for registration for Company Owned Intellectual Property (including without limitation all patents issued and/or assigned to Company and all applications for patents filed or held by Company);
                    (ii) all licenses, sublicenses, reseller, distribution, customer, and other agreements or arrangements in accordance with which any other Person is authorized by Company to have access to, resell, distribute, or use Company Owned Intellectual Property or to exercise any other right with regard thereto;
                    (iii) all agreements and licenses in accordance with which Company has been granted a license to any Company Licensed Intellectual Property (other than license agreements for standard “shrink wrapped, off-the-shelf” third party Intellectual Property that is otherwise commercially available for a cost of not more than U.S. $5,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations)) where such Company Licensed Intellectual Property is used by Company in connection with the development, support, or maintenance of Company’s products, Technology or service offerings (“In-Licenses”);
                    (iv) any obligations of exclusivity (including license rights granted by Company to any third party in Company Intellectual Property or other exclusivity grants), covenants not to sue, noncompetition, nonsolicitation, right of first refusal, parity of treatment and/or most favored nation status, or right of first refusal or negotiation, parity of treatment, or most favored nation status to which Company is subject and that relate to and/or restrict any Company Intellectual Property Rights or Company Technology, products or services that are provided using Company Intellectual Property, including without limitation for each such obligation an identification of any territorial limitations on such obligation;
                    (v) any grants to Company of exclusivity (including exclusive license rights granted to Company by any third party in Company Licensed Intellectual Property or other exclusivity grants), covenants not to sue, noncompetition, nonsolicitation, right of first refusal or negotiation, parity of treatment, or most favored nation status; and
                    (vi) all current Company products, Technology, and service offerings made commercially available by Company.
               (c) Company owns free and clear of conditions, liens, pledges, security interests, claims, or other encumbrances, adverse claims, or other restrictions or any requirement of any past, present, or future royalty payments, all rights necessary to carry out, or that otherwise are material to, the current and anticipated future (as contemplated by Company) business of Company and has had all rights reasonably necessary to carry out, or that otherwise were material to, the business of Company.
               (d) Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company’s obligations hereunder, will Company be, in violation of any license, sublicense, or other agreement relating to Company Intellectual Property, including any In-License. Without limiting the foregoing, (i) the “License Agreement” between Aesop, Inc. and Company dated April 15, 1997 (last signed June 29, 1997), remains in force as of the Effective Date; (ii) Company has renewed the exclusivity provisions under that agreement at least through the Closing Date and given any renewal notices required to be given on or before Closing Date to continue such exclusivity; and (iii) to Company’s knowledge, as of the Closing Date Robomatics, Inc. has not marketed water-jet cutting equipment utilizing the Aesop technology licensed to Company under that agreement.
               (e) Neither the (i) use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, offering for sale, import, or any other exercise of rights in Company Owned Intellectual Property, (ii) operation of Company’s business, including Company’s provision of Technology, products or services, nor (iii) the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, offering for sale or other exploitation of any of Company’s products, services, or Technology, infringes any Intellectual Property Rights, or any other intellectual property, proprietary, or personal right, of any Person, or constitutes unfair competition or unfair trade practice under the laws of the applicable jurisdiction. To the knowledge of Company, there is no unauthorized use, infringement, or misappropriation of any of the Company Owned Intellectual Property by any third party, employee, or former employee.
               (f) Company has not received written notice of any claims (i) challenging the validity, effectiveness or ownership by Company of any Company Owned Intellectual Property, or (ii) that any of the actions described in Section 3.1.20(e)(i), (ii) or (iii) above infringes, or will infringe on, any third party Intellectual Property Right or constitutes unfair competition or unfair trade practices under the laws of the applicable jurisdiction, nor, to the knowledge of Company, are there any valid grounds for any bona fide claim of any such kind.
               (g) No parties other than Company possess any current or contingent rights of any kind to any source code included in Company Owned Intellectual Property, nor has Company granted any current or contingent rights of any kind to any source code that is part of any Company Licensed Intellectual Property.
               (h) Section 3.1.20(h) of the Company Disclosure Schedule lists all parties who have created any material portion of, or otherwise have any rights in or to, Company Owned Intellectual Property other than employees of Company who meet all of the following requirements: (i) their work in any Company product, Technology, or service was created by them entirely within the scope of their employment by Company, (ii) their copyrightable work product in any Company product, Technology, or service is owned by Company as a work made for hire under U.S. copyright law, and (iii) any inventions of such employees that are included or implemented in any Company product, Technology, or service have been assigned to Company under Company’s standard form employee invention assignment agreement.
               (i) Company has secured from all current and former non-employee consultants and contractors of Company who have created any material portion of, or otherwise have any rights in or to, any Company Owned Intellectual Property, valid and enforceable written assignments to Company of any such consultants’ and contractors’ contribution or rights therein and Company has provided true and complete copies of such assignments or licenses to Parent.
               (j) Company has taken commercially reasonable steps to protect rights in confidential information (both of Company and that of third Persons that Company has received under an obligation of confidentiality). Company has obtained legally binding written agreements from all employees and third parties with whom Company has shared its confidential information or confidential information that Company is obligated to treat as confidential and that require those employees and third parties to keep such information confidential.

               (k) Company is in compliance in all material respects with all applicable laws, rules, regulations, and Company contractual obligations governing the collection, interception, storage, receipt, purchase, sale, transfer and use (“Collection and Use”) of personal, consumer, or customer information, including name, address, telephone number, electronic mail address, social security number, bank account number or credit card numbers (collectively, “Customer Information”). Company’s Collection and Use of such Customer Information are in accordance in all material respects with Company’s privacy policy as published on its website or any other privacy policies presented to consumers or customers and to which Company is bound or otherwise subject and any contractual obligations of Company to its customers regarding privacy. Company does not use in connection with the provision of its Technology, products or services or collect or receive social security numbers or credit card numbers. Company takes commercially reasonable steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper Collection and Use. The execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement, or the performance of Company’s obligations hereunder or thereunder, will not materially violate any such applicable law, rule, or regulation or any of Company’s privacy policies or any contractual obligation of Company governing the Collection and Use of Customer Information.
               (l) Section 3.1.20(l)(i) of the Company Disclosure Schedule identifies all licenses entered into by Company with regard to any third party source code. Section 3.1.20(l)(ii) of the Company Disclosure Schedule identifies all such licenses that may not be assigned to Parent.
               (m) No Company software or software used in any Company Technology, product or service (including Company software under development) has been, is, or, upon consummation of the Merger, will be, in whole or in part, governed by an Excluded License. For purposes of this Agreement, an “Excluded License” is any license that requires, as a condition of modification or distribution of software subject to the Excluded License, that (i) such software and/or other software combined or distributed with such software be disclosed or distributed in source code form, or (ii) such software and/or other software combined or distributed with such software and any associated intellectual property be licensed on a royalty free basis (including for the purpose of making additional copies or derivative works).
               (n) Company has not incorporated into any Company software or software used in any Company product, Technology, or service any code, modules, utilities, or libraries that are covered in whole or in part by a license that triggers the discontinuance of some or all license rights if certain patent enforcement suits are brought by Company.
               (o) Company has not incorporated into any Company software or software used in any Company product, Technology, or service any code, modules, utilities, or libraries that are covered in whole or in part by a license that requires that Company give attribution for its use of such code, modules, utilities, or libraries.
               (p) Company has not participated in any standards-setting organizations or activities that would affect the proprietary nature of any Company Intellectual Property or restrict the ability of Company to enforce, license or exclude others from using any Company Intellectual Property.
               (q) The Merger will not give rise to, any Company obligations of exclusivity (including exclusive license rights granted by Company to any third party in Company Intellectual Property or other exclusivity grants), covenants not to sue, non-competition, non-solicitation, right of first refusal or negotiation, parity of treatment, most favored nation status, or other material restriction on the operation of Company’s business.
               (r) The Merger will not give rise to or cause under any agreements relating to Company Intellectual Property (i) a right of termination under, or a breach of, or any loss or change in the rights or obligations of Company, (ii) an obligation to pay any royalties or other amounts to any third Person in excess of those that Company is otherwise obligated to pay absent a Merger, or (iii) Parent’s granting to any third party any right to or with respect to any of Parent’s Intellectual Property.
               (s) Company is not under any contractual obligation (i) to include any Company Licensed Intellectual Property in any Company product, Technology, or service, or (ii) to obtain a third party’s approval of any Company product, Technology, or service at any stage in the development, licensing, distribution, or sale of that product, Technology, or service.
               (t) Company has no obligation to perform services for any third party other than (i) customer support and maintenance services for those customers listed in Section 3.1.20(t)(i) of the Company Disclosure Schedule, and (ii) professional services for those customers listed in Section 3.1.20(t)(ii) of the Company Disclosure Schedule.
               (u) All granted or issued patents and all mask works, registered trademarks, and copyright registrations held by Company at any time, are valid, enforceable, and subsisting. Section 3.1.20(u) of the Company Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Company Owned Intellectual Property in full force and effect.
               (v) Company has not exported or re-exported its products, services, or Technology, directly or indirectly, in violation of law either to: (i) any countries that are subject to U.S., Canadian, or European Union export restrictions or export restrictions of any other jurisdiction in which Company operates or is otherwise subject; or (ii) any end-user who Company knows or has reason to know will utilize them in the design, development, or production of nuclear, chemical, or biological weapons; and Company has complied with all end-user, end-use, and destination restrictions issued by the U.S., Canada, the European Union, and any other jurisdiction to which Company operates or is subject.
               (w) The Company software or software used in any Company Technology, product or service: (i) has sufficiently documented source code enabling a reasonably skilled software developer to understand, modify, compile and otherwise utilize all aspects of the related Technology without reference to other sources of information; (ii) is complete; (iii) is free from known material defects or deficiencies, errors in design, and operating defects; (iv) to Company’s knowledge, does not require a material upgrade or replacement within the 12-month period after the Closing Date and none are planned; and (v) does not contain any disabling mechanisms or protection features which are designed to disrupt or prevent the use of the Company Technology, product or service, including computer viruses, time locks or any code, instruction or device that may be used without authority to access, modify, delete or damage any of the Company software or any system or equipment on which any of the Company software is installed or in connection with which it may operate.
          3.1.21 Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Shares (the “Company Shareholder Approval”) voting together as a single class at a shareholder meeting or in accordance with a written consent is the only vote of the holders of Company’s capital stock necessary to approve this Agreement and the consummation of the Transactions.
          3.1.22 Brokers’ and Other Fees. Neither Company nor its shareholders, directors, officers, or employees has employed any investment banker, broker, finder, or other intermediary that has been retained by, or is authorized to act on behalf of, Company that would be entitled to any fee or commission from Company, Parent, or any of Parent’s affiliates in connection with or upon consummation of the Transactions.
          3.1.23 Change of Control. With regard to any Company Options granted under the Incentive Plans that do not presently provide for automatic acceleration of vesting upon a change of control, Company shall take action to make such options exercisable or vested immediately prior to Closing. Section 3.1.23 of the Company Disclosure Schedule sets forth the number of Company Common Shares that are subject to options, warrants, or awards that are not exercisable or vested before the Effective Time and that are subject to partial or complete acceleration of vesting or exercisability as a result of the Merger or termination of any employment or contractor arrangement, the name of the Person who holds such option, warrant, or other award, and the applicable percentage of acceleration of the vesting or exercisability.
          3.1.24 Complete Copies of Materials. Company has delivered or made available to Parent or its counsel true and complete copies of each document listed in the Company Disclosure Schedule.
          3.1.25 Board Recommendation. Company’s board of directors has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of Company and its shareholders, (ii) approved and adopted this Agreement and the Transactions, including the Merger, and (iii) subject to the other terms and conditions of this Agreement, resolved to recommend the Merger and approval and adoption of this Agreement and each of the Transactions by Company’s shareholders, and, as of the date of this Agreement, none of such actions by Company’s board of directors has been amended, rescinded, or modified.
          3.1.26 Insurance. Company has made available to Parent or its counsel a copy of all insurance policies and all self-insurance programs and arrangements relating to the business, assets, and operations of Company. All premiums due and payable under all such policies have been paid and Company is otherwise in compliance with the terms of such policies and bonds. As of the date of this Agreement, there has been no threatened termination of, or premium increase with respect to, any such policies.
          3.1.27 Accounts Receivable. All of the accounts receivable shown on the consolidated balance sheet of Company as of the Interim Balance Sheet Date have been collected or are current and collectible in the aggregate recorded amounts thereof (less the allowance for doubtful accounts also appearing in such balance sheet and net of returns and payment discounts allowable by Company’s policies) and can reasonably be anticipated to be paid in full without outside collection efforts within 90 days of the due date, and are not subject to counterclaims or setoffs.
          3.1.28 Personal Property. As of the date hereof Company has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances, and restrictions of any nature whatsoever (including leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements, and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected on the consolidate balance sheet of Company as of the Interim Balance Sheet Date or used in Company’s business as of the Interim Balance Sheet Date even if not reflected thereon. Section 3.1.28 of the Company Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property having a depreciated book value of $5,000 or more currently used by Company in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted.
          3.1.29 Guarantees and Suretyships. Company has no powers of attorney outstanding, (other than those issued in the ordinary course of business with respect to tax matters). Company has no obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise with respect to the obligations or liabilities of any Person.
          3.1.30 Certain Transactions. Except for (a) relationships with Company as an officer, director, or employee (and compensation by Company in consideration of such services) and (b) relationships with Company as holders of Company Securities, none of the directors, officers, or holders of 5% or more of the Company Shares, or any member of any of their families, is presently a party to, or was a party to during the year preceding the date of this Agreement, any transaction with Company, including any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such person or any corporation, partnership, trust, or other entity in which any such person has or had a 5% or more interest (as a shareholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee.
          3.1.31 Government Contracts.
               (a) “Government Contracts” means any agreement, commitment, undertaking, or arrangement of any kind with a government agency, government prime contractor, government grant recipient, or higher-tier government subcontractor to which Company is a party as of the date of this Agreement.
               (b) Company is in compliance with all legal requirements of all Government Contracts.
               (c) Company has not, in obtaining or performing any Government Contract, violated any material aspect or provision of any of the following: (i) the Federal Acquisition Regulation or any applicable agency supplement thereto; (ii) any state procurement law or regulation; and (iii) any other applicable procurement law or regulation.
               (d) To the knowledge of Company, there are not and have not been any irregularities, misstatements, or omissions relating to any Government Contracts, including certifications.
               (e) Company is not undergoing, and has not undergone, any audit of any Government Contract, and Company has no knowledge of any basis for any impending audit, arising under or relating to any Government Contract, except for routine audits conducted during the ordinary course of business.
               (f) Company has taken adequate steps to ensure that its right, title and interest in inventions, technical data, computer software, and copyrightable material developed under any Government Contract have been retained and protected.

          3.1.32 Disclosure. No representation or warranty made by Company in this Agreement, nor any document, written information, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Company or its Representatives (as defined in Section 4.1.2) under this Agreement, or in connection with the Transactions, including information supplied by Company for inclusion in the Registration Statement on Form S-4 of Parent (or such other or successor form as shall be appropriate, the “Registration Statement”) pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the Securities and Exchange Commission (“SEC”) , when read together in their entirety, contains as of the date hereof or will contain, at the time the Registration Statement is declared effective by the SEC or upon the consummation of the Merger any untrue statement of a material fact, or omits as of the date hereof or will omit upon the consummation of the Merger to state a material fact necessary to make the statements or facts contained herein or therein, not misleading, in light of the circumstances under which they were made.
          3.1.33 Reliance. Company makes the foregoing representations and warranties with the knowledge and expectation that Parent and Sub are placing reliance thereon.
     3.2 Representations and Warranties of Major Shareholders. Each Major Shareholder represents and warrants, severally but not jointly, to and for the benefit of Parent and Sub as follows:
          3.2.1 Authority. Each Major Shareholder has full power and authority to execute and deliver this Agreement and all other documents and agreements to be executed by such Major Shareholder as contemplated hereunder, and to perform his, her, or its obligations hereunder and thereunder. This Agreement and all other documents and agreements to be executed by Major Shareholder as contemplated hereunder constitutes the valid and legally binding obligations of such Major Shareholder enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to the enforcement of creditors’ rights generally and general principles of equity.
          3.2.2 Voting Agreements. Except as contemplated by this Agreement, each Major Shareholder is not a party to any voting agreement, voting trust, or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Company.
          3.2.3 Non-Contravention; Consents. The execution and delivery of this Agreement, and all other documents and agreements to be executed by the Major Shareholders as contemplated by this Agreement, and the consummation of the Transactions will not, conflict with, or result in any Violation of (i) any injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which a Major Shareholder is subject, or (ii) any agreement, contract, lease, license, instrument, or other arrangement to which a Major Shareholder is a party, or by which it is bound, or to which any of its Company Securities are subject. No Major Shareholder was, is, or will be required to make a filing with, give any notice to, or to obtain any consent from, any Person or any Governmental Entity in connection with the execution and delivery of this Agreement or any other agreement or document contemplated by this Agreement or the consummation or performance of any of the Transactions.
          3.2.4 Reliance. Each Major Shareholder makes the foregoing representations and warranties with the knowledge and expectation that Parent and Sub are placing reliance thereon.

     3.3 Representations and Warranties of Parent and Sub. Parent and Sub represent to Company as follows:
          3.3.1 Organization; Standing and Power. Each of Parent and Sub is a corporation duly organized and validly existing and in good standing, as applicable, under the laws of its jurisdiction of incorporation or organization. Each of Parent and Sub has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its businesses as now being conducted, and is duly qualified to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions in which a failure to so qualify would not result, or be reasonably expected to result, individually or in the aggregate, in a material adverse effect on the financial condition, business, assets, or results of operations of Parent, Sub and either of their subsidiaries, taken as a whole, or that would materially impair the ability of Parent or Sub to consummate the Transactions (“Parent Material Adverse Effect”).
          3.3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Transactions. The execution and delivery by Parent and Sub of this Agreement and the performance of Parent’s and Sub’s respective obligations hereunder have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub, as applicable. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.
          3.3.3 Consents and Approvals; No Violations. Subject to satisfaction of the conditions set forth in Sections 7.1 and 7.2, the execution and delivery of this Agreement do not, and the consummation of the Transactions will not, conflict with or result in any Violation of (a) any provision of the restated articles of incorporation or bylaws of Parent or the articles of incorporation or bylaws of Sub, or (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Parent or Sub or their respective properties or assets, other than, in the case of (b), any such Violation that would not result, or reasonably be expected to result, individually or in the aggregate in a Parent Material Adverse Effect. No Consent is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent and Sub of the Transactions, except for the filing of the Articles of Merger in accordance with the WBCA, the filing with the SEC and NASD of the Registration Statement, the filing of a Form 8-K with the SEC and NASD within the statutory period following the date of this Agreement, any filings as may be required under applicable state securities laws, the securities laws of any foreign country, or under the rules and regulations of The NASDAQ Global Market, and except for such other Consents that if not obtained would not result, or reasonably be expected to result, in a Parent Material Adverse Effect.
          3.3.4 Disclosure. No representation or warranty made by Parent or Sub, nor any document, written information, statement, financial statement, certificate, or exhibit prepared and furnished or to be prepared and furnished by Parent or its Representatives under this Agreement, when read together in their entirety, contains upon the date hereof or will contain upon the consummation of the Merger any untrue statement of a material fact, or omits upon the date hereof or will omit upon the consummation of the Merger to state a material fact necessary to make the statements or facts contained herein or therein, not misleading, in light of the circumstances under which they were made.
          3.3.5 SEC Reports. Parent has filed all reports and other documents with the SEC required to be filed or furnished by Parent since April 30, 2007 (such documents, together with any current reports filed during such period by Parent with the SEC on a voluntary basis on Form 8-K, the (“Parent SEC Reports”). As of their respective filing dates, the Parent SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          3.3.6 Compliance with Law. Except as would not, individually or in the aggregate, materially impair the ability of Parent or Sub to consummate the transactions contemplated hereby, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.
          3.3.7 Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
          3.3.8 Proxy Materials. None of the information supplied by Parent or Sub for inclusion in the proxy materials distributed by Company will, at the date such materials are first mailed to shareholders of the Company or at the time of the Company Special Meeting of Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          3.3.9 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than Houlihan Lokey Howard & Zukin Capital, Inc. and Cascadia Capital, LLC, the fees and expenses of which will be paid by Parent, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
          3.3.10 Sufficient Funds. Parent has, and as of the Closing will have, sufficient immediately available funds (through existing credit arrangements or otherwise) to pay when due the aggregate Conversion Payments and to pay when due all of its fees and expenses related to the transactions contemplated by this Agreement.
          3.3.11 Acquiring Person. None of Parent, Sub or their respective Affiliates is or ever has been, with respect to the Company, an “acquiring person”, or an “affiliate” or “associate” of an “acquiring person” (as such terms are defined in Chapter 23B.19 of the WBCA). Sub will not be, with respect to the Company after the Merger, an “affiliate or associate” of an “acquiring person” (as such terms are defined in Chapter 23B.19 of the WBCA).
          3.3.12 Reliance. Parent makes the foregoing representations and warranties with the knowledge and expectation that Company is placing reliance thereon.

ARTICLE IV
COVENANTS OF COMPANY
     All references in the subsections of this Article IV to “Company” includes Company’s subsidiaries except to the extent specifically excluded or except as otherwise clearly required by the context. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except as expressly contemplated by this Agreement, or with Parent’s prior written consent) that:
     4.1 Conduct of Business.
          4.1.1 Ordinary Course. Company will carry on its business in the ordinary course consistent with past practice, will continue to observe its obligations to comply with the requirements of all applicable laws and regulations, and will use commercially reasonable efforts to: preserve intact its present business organization; keep available the services of its present officers, consultants, and employees; and maintain satisfactory relationships with licensors, licensees, customers, suppliers, contractors, distributors, and others having business relationships with it. Company will promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of Company that would result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. Without limiting the above, Company will not, without the prior written consent of Parent, which consent shall not be unreasonably withheld:
               (a) grant any severance or termination pay to any officer, director, or employee of Company, other than those made in Company’s ordinary course of business and consistent with past practices and to the extent required by law, or by Company’s existing severance plans and agreements as disclosed in the Company Disclosure Schedule;
               (b) transfer to any third Person ownership of Company Intellectual Property Rights;
               (c) except as contemplated by Company Disclosure Schedule 4.1.1(c), declare, set aside, or pay any dividend or other distribution with respect to any shares of capital stock of Company, or repurchase, redeem, or acquire any outstanding shares of capital stock or other equity securities of, or other ownership interests in, Company, or effect any stock split (forward or reverse) or otherwise change its capitalization or capital structure in any manner from the way it existed on the date hereof;
               (d) split, combine, or reclassify any class of capital stock of Company;
               (e) amend any provision of the articles of incorporation or bylaws of Company, or any term of any outstanding security issued by Company;
               (f) incur, assume, or guarantee any indebtedness for borrowed money, other than draw-downs in the ordinary course of business on lines of credit existing as of the date of this Agreement;
               (g) change any method of accounting or accounting practice by Company, except for any such change required by reason of a change in GAAP or with prior agreement with Company’s auditor;

               (h) commence a lawsuit other than: (i) for the routine collection of bills; or (ii) in such cases where Company in good faith determines that failure to commence a suit would result in a material impairment of a valuable aspect of Company’s business, provided Company consults with Parent before filing a suit described in (i) or (ii);
               (i) extend an offer of employment to a candidate for an officer position of vice president or above or any position with annual compensation in excess of $100,000 without prior consultation with Parent;
               (j) grant or issue or accelerate the vesting (except, in the case of acceleration of vesting, as permitted under the Company’s stock option plans for options outstanding as of the date of this Agreement) of any capital stock, securities convertible into capital stock of Company, restricted stock, restricted stock units, stock appreciation rights, stock options, warrants, or other equity rights ;
               (k) except as contemplated by Company Disclosure Schedule 4.1.1(k), adopt or pay, accelerate, or accrue salary or other payments or benefits or promise or make discretionary employer contributions to, under, or with respect to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, group insurance, severance pay, retirement, or other employee benefit plan, agreement, or arrangement, or any employment or consulting agreement with or for the benefit of any Company director, officer, employee, agent, or consultant, whether past or present, or amend any such existing plan, agreement, or arrangement, in each case other than in the ordinary course of business or as required by law;
               (l) assign, transfer, dispose of, or license assets of Company, grant any license of any assets of Company, or acquire or dispose of capital stock of any third party or merge or consolidate with any third party in each case other than in the ordinary course of business;
               (m) enter into any joint venture, partnership, limited liability company, or operating agreement with any Person;
               (n) breach, modify, amend, or terminate any of Company’s Material Contracts, or waive, release, or assign any rights or claims under any of Company’s Material Contracts, except as expressly required by this Agreement or except in the ordinary course of business;
               (o) settle, compromise, or otherwise terminate any litigation, claim, investigation, or other settlement negotiation;
               (p) fail to keep in full force insurance policies covering Company’s properties and assets under substantially similar terms and conditions as Company’s current policies;
               (q) enter into any Material Contract or any other contract that would require Company to expend a sum in excess of $100,000, except in the ordinary course of business;
               (r) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization (other than the Merger);
               (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;

               (t) except as contemplated by Company Disclosure Schedule 4.1.1(t), adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan or grant agreement (other than amendments required by law or to comply with the Code or as requested by Parent under Section 6.8(c)), or enter into any employment contract, pay any special bonus or special remuneration to any director, officer, consultant, or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, consultants, or employees other than increases as required by law, or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons under an employee benefit plan or otherwise;
               (u) except as contemplated by Company Disclosure Schedule 4.1.1(u), pay or make any accrual or arrangement for payment of any pension, retirement allowance, or other employee benefit under any existing plan, agreement, or arrangement to any officer, director, or employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, or employees of Company or any amount relating to unused vacation days, other than in the ordinary course of business consistent with past practice and except as required by law;
               (v) grant rights or licenses to Company Intellectual Property to any standards organization or to any third Person in compliance with the requirements of any standards organization, or use or incorporate any intellectual property from any standards organization in Company’s software or software used in any Company product, Technology, or service;
               (w) except as required or permitted under this Agreement, knowingly take any action that would or is reasonably likely to (i) make any representation or warranty of Company contained in this Agreement inaccurate, (ii) result in any of the conditions to the Merger in Article VII not being satisfied, or (iii) impair the ability of Company to consummate the Merger in accordance with the terms of this Agreement;
               (x) make any capital expenditure in excess of $100,000; or
               (y) authorize, commit, or agree to take any of the foregoing actions except as otherwise permitted by this Agreement.
          4.1.2 Exclusivity; Acquisition Proposals.
               (a) Unless and until this Agreement has been terminated by either party in accordance with Section 9.1 hereof, Company agrees that it will not (and will use its commercially reasonable efforts to ensure that none of its officers, directors, agents, employees, or affiliates, or any investment banker, financial advisor, attorney, accountant, or other advisor, agent, or representative (collectively, “Representatives”)) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, initiate, or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of Company, its business, assets, or capital shares, whether by merger, consolidation, other business combination, purchase of capital stock purchase of assets, license (but excluding non-exclusive licenses entered into in the ordinary course of business), lease, tender or exchange offer, or otherwise (each of the foregoing, a “Restricted Transaction”); (ii) disclose, in connection with a Restricted Transaction, any nonpublic information to any Person other than Parent or its Representatives concerning Company’s business or properties or afford to any Person other than Parent or its Representatives access to its properties, books, or records, except as required by law or in accordance with a governmental request for information; (iii) enter into or execute any agreement relating to a Restricted Transaction; or (iv) make or authorize any public statement, recommendation, or solicitation in support of any Restricted Transaction or any offer or proposal relating to a Restricted Transaction other than with respect to the Merger. If Company is contacted by any third party expressing an interest in discussing a Restricted Transaction, Company will promptly, but in no event later than 24 hours following Company’s knowledge of such contact, notify Parent in writing of such contact and the identity of the party so contacting Company and any information conveyed to Company by such third party in connection with such contact or relating to such Restricted Transaction, and will promptly, but in no event later than 24 hours, advise Parent of any material modification or proposed modification thereto.
               (b) Neither the board of directors of Company nor any committee thereof will directly or indirectly (i) (A) withdraw (or amend or modify in a manner adverse to Parent), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent), the approval, recommendation, or declaration of advisability by the board of directors of Company or any such committee thereof of this Agreement, the Merger, or the Transactions, or (B) recommend, adopt, or approve, or propose publicly to recommend, adopt, or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Change of Recommendation”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow Company or any subsidiary of Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar agreement, arrangement, or understanding (X) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal or (Y) requiring it to abandon, terminate, or fail to consummate the Merger or any other transaction contemplated by this Agreement.
               (c) The obligation of Company to call, give notice of, convene, and hold a shareholders’ meeting will not be limited or otherwise affected by the commencement, disclosure, announcement, or submission to it of any Acquisition Proposal.
               (d) “Acquisition Proposal” means any inquiry, proposal, or offer from any Person relating to, or that could reasonably be expected to lead to a Restricted Transaction.
     4.2 Breach of Representations and Warranties; Notification; Access to Information.
               (a) Despite anything in this Agreement to the contrary, from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.1, Company will (i) confer with Parent and its respective Representatives, at such times as they may request, about operational and integration matters to the extent permitted by law, (ii) in the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties in Section 3.1, give detailed written notice thereof to Parent and use commercially reasonable efforts to promptly remedy any such material breach or inaccuracy, and (iii) promptly notify Parent of any change in the normal course of any business, operations, or financial condition of Company or its assets or properties, or any emergency related thereto. Without limiting the generality of the foregoing, Company will promptly notify Parent of (A) any discussions or actions (of any type, preliminary or otherwise) relating to bankruptcy of Company, (B) any complaints, investigations, or hearings (or communications indicating that any complaints, investigations, or hearings may be contemplated) of any Governmental Entity (for which Company has received written or oral notice), (C) any loss of or damage to any material property owned by Company, (D) any change in material existing relationships with outside third parties (for which Company has received written or oral notice), (E) the institution or threat of any litigation that could affect Company,

(F) the failure of Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it in accordance with this Agreement, or (G) any other matter that could result, individually or in the aggregate, in a Company Material Adverse Effect.
               (b) Company will, subject to applicable law, afford Parent and its respective Representatives reasonable access during normal business hours during the period before the Effective Time to (i) Company’s properties, books, contracts, commitments, communications (including e-mail), and records, and (ii) all other information concerning the business, properties, and personnel of Company, as Parent may reasonably request that is necessary to complete the transaction and prepare for an orderly transition of operations after the Effective Time. Company agrees to provide to Parent and its Representatives copies of monthly internal financial statements within 30 days of completion of such month. No information or knowledge obtained in any investigation in accordance with this Section 4.2 will affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of Parent to consummate the Merger. Company will permit Parent’s Representatives to meet with the officers of Company responsible for the financial statements and internal controls of Company and its subsidiaries to discuss such matters as Parent may deem reasonably necessary or appropriate to satisfy its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.
     4.3 Consents and Notices. Company will promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all Consents and to provide all notices set forth in Company Disclosure Schedule 4.3 (without the expenditure of any out-of-pocket payments to a third party to obtain such third party’s consent or approval), and make all filings, required with respect to Company for the consummation of the Merger.
     4.4 Commercially Reasonable Efforts. Company will use commercially reasonable best efforts in good faith to, and the Major Shareholders will use their commercially reasonable best efforts in good faith to cause Company to, effect the Transactions and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement as promptly as practicable and otherwise to enable consummation of the Transactions.
     4.5 Notice to Holders of Company Shares. Company will promptly comply with the shareholder notice requirements of the WBCA.
     4.6 Tax Returns. Except as set forth in Company Disclosure Schedule 4.6, before the Closing Date, Company will properly and timely file or cause to be filed all Returns with respect to Company and any of its subsidiaries for all taxable periods that have ended before the Closing Date and will pay (or cause any applicable subsidiaries to pay) all taxes required to be paid for such periods. All such Returns will be prepared consistent with past practice, and will be subject to approval of Parent, which will not be unreasonably withheld. Company will (i) notify Parent promptly if Company receives written notice of any tax audit, the assessment of any tax, the assertion of any tax lien, or any request, notice, or demand for taxes by any taxing authority, (ii) provide Parent a description of any such matter in reasonable detail (including a copy of any written materials received from the taxing authority), and (iii) take no action with respect to such matter without the consent of Parent, which will not be unreasonably withheld. Company will not (v) amend any Return previously filed, (w) incur any obligation to make any payment of, or in respect of, any taxes, except in the ordinary course of business, (x) make or revoke any tax election that may affect Company, (y) agree to extend or waive the statutory period of limitations for the assessment or collection of any tax, or (z) enter into any agreement or settlement with respect to any tax without the approval of Parent, which will not be unreasonably withheld.

     4.7 Intellectual Property. Company will not incorporate any software that is subject to an Excluded License into any part of any Company software or service; use any software that is subject to an Excluded License in whole or in part in the development of any Company software or services in a manner that may subject the software, services, or content available therefrom, in whole or in part, to an Excluded License; or combine or distribute Company software or services (including any content available therefrom) with any software that is subject to an Excluded License.
     4.8 Parachute Payments. Before the Effective Time, Company will submit to all Persons entitled to vote (within the meaning of the Treasury Regulations under Code Section 280G) the material facts concerning all payments that Parent reasonably believes, in the absence of shareholder approval of such payments, would be “parachute payments” as defined in Code Section 280G(b)(2) (“Parachute Payments”), in form and substance reasonably satisfactory to Parent and its counsel, which will satisfy all requirements of the WBCA and Code Section 280G(b)(5)(B) and the Treasury Regulations thereunder, and Company will solicit the consent of holders of Company Shares to the Parachute Payments. Company’s board of directors will recommend approval of the Parachute Payments, unless Company’s board of directors believes in good faith, after consultation with Company’s counsel, that such recommendation would be inconsistent with the fiduciary duties of Company’s board of directors under applicable law.
     4.9 Deliveries. Company will deliver to Parent (i) audited balance sheets of Company as of December 31, 2007 and the related audited statements of income, changes in owner’s equity, and cash flow for the 12 months then ended; (ii) an unaudited balance sheet of Company as of month-end for the month immediately preceding the month of Closing (or as of month-end for the month that is 2 months preceding the month of Closing if Closing occurs on any of the first 10 business days of a month) (in either case, the “Pre-Closing Balance Sheet Date”), and the related unaudited statements of income, changes in owner’s equity, and cash flow from the period from January 1, 2008 until the Pre-Closing Balance Sheet Date; (iii) the Preliminary Closing Balance Sheet no later than three business days before the anticipated Closing Date; and (iv) all minute books of Company and its subsidiaries before Closing.
     4.10 Shareholder Approval. Company will take all action, and the Major Shareholders will use their best efforts to cause Company to take all action, necessary in accordance with the WBCA and Company’s articles of incorporation and bylaws to solicit consent or to hold and convene a special meeting of the shareholders of the Company to be held as soon as practicable to submit this Agreement, the Merger, and related matters for the consideration and approval of the shareholders of the Company.
     4.11 Option Agreements. As soon as practicable (and in no event later than 30 days prior to Closing), the Company shall amend those grant agreements governing Company Options as shall be mutually identified by Company and Parent, to provide that such Company Options shall only become vested and exercisable immediately prior to a Change in Control, as defined under Code Section 409A and the Treasury regulations and available guidance issued thereunder. The Company shall take all actions necessary for such amendments to be enforceable, including, without limitation, obtaining the written consent of each affected option holder to the amendment to his or her option grant agreement.
ARTICLE V
COVENANTS OF PARENT
     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent agrees (except as expressly contemplated by this Agreement or with Company’s prior written consent, which will not be unreasonably withheld) that:

     5.1 Breach of Representations and Warranties. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties set forth in Section 3.3, Parent will give detailed notice thereof to Company and will use commercially reasonable efforts to prevent or promptly remedy such breach or inaccuracy.
     5.2 Commercially Reasonable Efforts. Parent will use commercially reasonable best efforts in good faith to effect the Transactions and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement as promptly as practicable and otherwise to enable consummation of the Transactions.
ARTICLE VI
ADDITIONAL AGREEMENTS
     In addition to the foregoing, Parent and Company each agree to take the following actions after the execution of this Agreement.
     6.1 Non-Disclosure Agreement. Company and Parent agree that the Non-Disclosure Agreement by and among Company and Parent dated October 24, 2007 (“Non-Disclosure Agreement”), the Agreement on Confidentiality of Settlement Communications between Company and Parent dated October 24, 2007 (“Settlement Communications Agreement”) and any supplements and addendums to those agreements subsequently executed, will continue in full force and effect and will be applicable to all Confidential Information (as defined in the Non-Disclosure Agreement) and Settlement Communications (as defined in the Settlement Communications Agreement) exchanged in connection with this Agreement and the Transactions.
     6.2 Legal Conditions to the Merger. Subject to Section 9.1(c), each of Parent, Sub, and Company (a) will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon the other, and (b) will take, and will cause its respective subsidiaries to take, all reasonable actions to obtain (and to cooperate with the other parties in obtaining) any consent, approval, order, or authorization of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by Company or Parent or their respective subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.
     6.3 Proxy Statement and Registration Statement. As promptly as practicable after the execution of this Agreement, Company and Parent shall prepare, and (i) Company shall distribute to the shareholders of the Company, a proxy statement and materials relating to the adoption of this Agreement by the shareholders of Company, and (ii) Parent shall file with the SEC, the Registration Statement. As promptly as practicable following receipt of SEC comments thereon and with the cooperation of Company, Parent shall file with the SEC amendments to the Registration Statement which comply in form with applicable SEC requirements, and shall use all commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Parent will notify Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or for additional information. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement and/or the proxy statement and related materials, Each party shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Company, such amendment or supplement. The proxy statement of Company shall solicit the adoption of this Agreement by the shareholders of Company and shall include the approval of this Agreement and the Merger by the Board of Directors of Company and the recommendation of the Board of Directors of Company to Company’s shareholders that they vote in favor of the adoption of this Agreement. Company and Parent agree to cooperate and provide information and disclosure as required for the completion of the proxy statement and Registration Statement.
     6.4 Officers and Directors. Parent will cause the Surviving Corporation to maintain Company’s existing indemnification provisions (including with respect to advancement of expenses) as of the date hereof with respect to present and former directors, officers, employees, and agents of Company and all other Persons who may presently serve or have served at Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (collectively, the “Indemnified Parties”) for all expenses, judgments, fines, and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or before the Effective Time to the fullest extent permitted or required under applicable law and Company’s articles of incorporation and bylaws in effect as of the date of this Agreement (to the extent consistent with applicable law), for a period of five years after the Effective Time, as well as any rights to indemnification and advancement of expenses provided in employment agreements or indemnification agreements between Company and any Indemnified Parties, and will cause Surviving Corporation to perform (and guarantees that Surviving Corporation will perform) its obligations under such indemnification provisions and agreements in accordance with their respective terms. The provisions of this Section 6.4 are for the benefit of, and will be enforceable by, each of the Indemnified Parties, their heirs, and their Representatives.
     6.5 Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the party incurring such expense.
     6.6 Additional Agreements. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of Company or Sub, the proper officers and directors of each corporation that is a party to this Agreement will take all such action.
     6.7 Public Announcements. Neither Parent nor Company will make any public announcement concerning this Agreement and the Transactions without the prior written consent of the other party, and will furnish to the other party all releases before publication. Promptly following the receipt of the Federal Trade Commission’s approval of the Merger, Parent will distribute a public announcement substantially in the form attached hereto as Exhibit 6.7(a). Promptly following the execution of this Agreement, Parent will distribute a public announcement substantially in the form attached hereto as Exhibit 6.7(b). Nothing in this Agreement will prevent Company or Parent at any time from furnishing any information to any Governmental Entity or from issuing any release, each as required by law, in which circumstance Company or Parent, as applicable will make commercially reasonable efforts to consult with Parent or Company as applicable in advance to the extent practicable and in any event will notify Parent or Company as applicable as soon as practicable. Neither Parent nor Company will not make any communication to customers or announcements to its employees with respect to the Transactions without the prior written consent of Parent or Company, as applicable.

     6.8 Employee Matters.
          (a) Company will cooperate with regard to the recruitment and hiring of employees by Parent or continuing employment with Company. Company will present offers of continued employment to such employees of Company as are designated by Company prior to Closing. Such offers will be in a form acceptable to Parent and will be presented in a manner and at times acceptable to Parent, provided that offers will be made to the Company executives set forth on Company Disclosure Schedule 6.8 substantially in the forms attached hereto as Exhibit 6.8(a). Except as expressly agreed to in writing by Sub or Parent, no specific terms and conditions of employment, including terms and conditions pertaining to length of employment, are guaranteed. Company will use commercially reasonable efforts to assist Parent with its recruitment efforts and to satisfy the requirements of Section 7.2.6 before Closing.
          (b) Company will cooperate with Parent to develop appropriate communications to Company employees regarding the Transactions and a transition plan in contemplation of Closing, including delivering other notices to employees as requested by Parent and which are reasonably acceptable to Company.
          (c) (i) At Parent’s request and immediately before the Effective Time, Company will terminate or cause to be terminated any or all of the Plans set forth in Section 3.1.13 of the Company Disclosure Schedule that are intended to be qualified within the meaning of Code Section 401(a), with such termination to be effective before the Effective Time. Additionally, at Parent’s request, and before the Effective Time, Company will terminate or cause to be terminated or amend or cause to be amended any or all other employee benefit plans, policies, and arrangements set forth in Section 3.1.13 of the Company Disclosure Schedule, at the time and in such manner as Parent may direct, with Parent having sole and exclusive authority to determine the continuation, amendment, or termination of such plans in accordance with applicable federal and state laws. Any continuation, amendment or termination under this subsection (i) shall not be effective until immediately prior to the Effective Time (with the effectiveness of such amendment or termination being conditioned upon the occurrence of Closing).
               (ii) In the event that Company, pursuant to Parent’s request, terminates or causes to be terminated prior to the Effective Time any or all of the Plans or other employee benefit plans, policies, and arrangements as described in subsection (i) above, then Parent shall take all reasonable action so that employees of Company shall be entitled to participate in the Parent Benefit Plans (as defined in subparagraph (iii) below) that are of a similar type as such terminated Company plans to the same extent as similarly-situated employees of Parent as of the Effective Time (it being understood that inclusion of the employees of Company in the Parent Benefit Plans may occur at different times with respect to different plans), provided that nothing contained herein shall require Parent to make any grants to any former employee of Company under any discretionary equity compensation plan of Parent or to establish new Parent Benefit Plans that do not exist at the time such Company plans are terminated, and subject to the other limitations set forth in subsection (iii) below. Each of Company and Parent acknowledge and agree that all provisions contained within this Section 6.08(c)(ii) with respect to employees are included for the sole benefit of Company and Parent and shall not create any right (a) in any other person, including, any current participant in any Parent Benefit Plans or Company benefit plans or any beneficiary thereof or (b) to continued employment with Company, Parent or any of their respective affiliates.
               (iii) In the event Parent does not have Company terminate or amend any or all Company Plans or other employee benefit plans, policies, and arrangements as set forth in (i)

above, then as soon as Parent determines, in its sole discretion, that such actions are administratively practicable, Parent shall take all reasonable action so that employees of Company shall be entitled to participate in each comparable employee benefit plan, program or arrangement of Parent of general applicability (the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent (it being understood that inclusion of the employees of Company in the Parent Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding benefit plans of Company until such employees are permitted to participate in the comparable Parent Benefit Plan and provided further, however, that nothing contained herein shall require Parent to make any grants to any former employee of Company under any discretionary equity compensation plan of Parent. Parent shall use commercially reasonable efforts to cause each Parent Benefit Plan in which employees of Company are eligible to participate to recognize, for purposes of determining eligibility to participate in the vesting of benefits under the Parent Benefit Plans, the service of such employees with Company to the same extent as such service was credited for such purpose by Company, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. At such time as employees of Company become eligible to participate in a medical, dental or health plan of Parent, Parent shall use commercially reasonable efforts to cause each such plan to (a) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Parent, (b) provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (c) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time. Nothing in this Agreement (including this Section 6.8) will be deemed to (i) require Parent to establish an employee benefit plan; (ii) limit or otherwise affect the right of Parent to modify or terminate any Parent Benefit Plan without establishing a replacement plan, in each case as Parent may determine in its sole discretion; (iii) require Parent to provide employee benefits to any former employee of the Company after such employee’s employment with Company or Parent has terminated; or (iv) incur material additional costs to obtain waivers or recognition from any insurance carrier or benefit plan administrator. Each of Company and Parent acknowledge and agree that all provisions contained within this Section 6.08(c)(iii) with respect to employees are included for the sole benefit of Company and Parent and shall not create any right (x) in any other person, including, without limitation, any third party beneficiary rights or any right in any current participant in any Parent Benefit Plans or Company benefit plans or any beneficiary thereof or (y) to continued employment with Company, Parent or any of their respective affiliates.
          (d) As set forth in Section 2.2.2 above, Parent agrees to designate the Employee Retention Pool Amount for (i) retention bonuses for certain Company employees selected by Company after consultation with Parent, (ii) fees and expenses of the Employee Retention Escrow, and (iii) the employer’s share of FICA (OASDI and Medicare) taxes on such retention bonuses. The initial allocation of the portion of the Employee Retention Pool Amount that is left after taking into account the estimated amount of the employer’s share of FICA taxes on the bonuses and fees and expenses of the Employee Retention Escrow (“Initial Bonus Allocation”) among such employees will be at Company’s discretion after consultation with Parent. The retention bonuses will be subject to certain conditions and retention requirements determined by Company after consultation with Parent. Each such employee will have the opportunity to earn the amount allocated for that individual should he or she meet the requirements contained in Exhibit 2.2.2. In the event that any individual employee does not earn the amounts allocated to him or her due to his or her failure to meet applicable conditions or retention requirements, such amounts (plus the portion of the Employee Retention Pool Amount allocated for the estimated employer’s share of FICA on such amount, “FICA Allocation”) will not be paid or reallocated to other employees. Any bonus amounts that are not earned as of the six-month anniversary of the Closing plus the FICA Allocation on such unearned amounts will remain in the Employee Retention

Escrow until such time as the Escrow Amount is to be distributed, at which time such amounts shall be paid to the Escrow Agent under the Escrow Agreement pursuant to Section 2.2.2 above and the terms of the Employee Retention Escrow Agreement.
     6.9 Additional Payments. Parent agrees to pay, within five business days following the Effective Time, those fees and expenses of litigation as set forth in Section 3.1.9(v) of the Company Disclosure Schedule.
     6.10 Certain Payments. Contemporaneous with the execution of this Agreement, Parent shall deposit or cause to be deposited a cash amount equal to $3,000,000 with Foster Pepper PLLC, as Escrow Agent under that Escrow Agreement dated as of December 4, 2007, subject to the terms thereof.
     6.11 Escrow Note. Contemporaneous with the Closing, Parent shall deposit the duly executed Escrow Note with the Escrow Agent.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger are subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or before the Effective Time, of each of the following conditions:
          7.1.1 Shareholder Approval. This Agreement and the Transactions will have received Company Shareholder Approval.
          7.1.2 Registration Statement. The Registration Statement shall have been declared effective by the SEC, and no stop orders or injunctions shall have been filed with respect to such Registration Statement, and all requisite filings and approvals shall have been made and obtained from the NASD and The NASDAQ Global Market, as appropriate.
          7.1.3 Consents. Other than the filing of the Articles of Merger with the Secretary of State of Washington, all Consents, third party consents, and notices that are legally required to be obtained or provided for the consummation of the Merger and the Transactions, including those listed on Schedule 4.3, will have been satisfied, filed, occurred, or been obtained, in accordance with the terms and conditions of all applicable agreements other than such Consents and third party consents as Parent and Company agree Company and Parent will not seek or obtain.
          7.1.4 No Order. No Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) that (i) is in effect, and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (which illegality or prohibition would have a material impact on Company if the Merger were consummated notwithstanding such statute, rule, regulation, executive order, decree, injunction, or other order).
     7.2 Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are further subject to the satisfaction or waiver at or before the Effective Time of each of the following conditions:

          7.2.1 Representations and Warranties of Company. The representations and warranties of Company in this Agreement will be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date, except to the extent the failure of such representations and warranties of Company to be true and correct has not resulted, individually or in the aggregate, in a Company Material Adverse Effect (and except that those representations and warranties which address matters only as of a particular date will have been true and correct only on such date), it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality qualifications and other qualifications based on the word “material” in such representations and warranties will be disregarded. Parent and Sub will have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.
          7.2.2 Performance of Obligations of Company. Company will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement before the Closing Date. Parent will have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.
          7.2.3 No Company Material Adverse Effect. From the date of this Agreement until the Closing Date, there has been no change, event, circumstance, development, or effect that resulted, individually or in the aggregate, in a Company Material Adverse Effect, and Parent will have received a certificate to that effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.
          7.2.4 Legal Action. There will not be pending any action, proceeding, or other application brought by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Transactions, or seeking to obtain any material damages in connection therewith; or (ii) seeking to prohibit or impose any material limitations on Parent’s or Surviving Corporation’s ownership or operation of all or any portion of Company’s business or to compel Parent or Surviving Corporation to dispose of or hold separate all or any material portion of the assets of Company as a result of the Transactions.
          7.2.5 Resignations. Parent will have received the resignations of all of the officers and directors of Company as officers and directors and any subsidiaries thereof as Parent shall designate (which resignations, other than the right to serve as an officer or director, will not impair the rights of any officer or director as employees of the Surviving Corporation).
          7.2.6 Certain Employees. As of immediately before Closing, (a) each individual set forth in Company Disclosure Schedule 7.2.6 who is offered employment with Parent or continued employment with Company with Parent’s approval will have received (and executed, as applicable) an offer and employee agreement in the form provided by Parent and an employee proprietary information and nondisclosure agreement in the form provided by Parent, and (b) each individual set forth on Schedule 6.8(a) will have executed an offer and employment agreement as provided in Section 6.8(a), and each individual in (a) and (b) above will not have taken any action or expressed any intent to terminate or modify such acceptance, and will have in place all certifications, clearances, and authorizations required to perform the duties of the specified position.
          7.2.7 Noncompetition Agreement. Each individual set forth on Schedule 6.8(a) will have executed a non-competition and non-solicitation agreement with Parent in the form attached hereto as Exhibit 7.2.7, and will not have taken any action or expressed any intent to terminate or modify such agreement.

          7.2.8 Termination of Certain Agreements. All agreements set forth in Company Disclosure Schedule 7.2.8 will have been terminated by the parties thereto.
          7.2.9 Amendment of Certain Agreements. All agreements set forth in Company Disclosure Schedule 7.2.9 will have been amended as provided in such schedule, and such amendments will be in full force and effect.
          7.2.10 Opinion of Counsel. Parent will have received an opinion dated as of the Closing Date of Foster Pepper PLLC reasonably satisfactory to Parent, substantially in the form attached hereto as Exhibit 7.2.10. Parent will also have received an opinion dated as of the Closing Date from Foster Pepper PLLC, reasonably satisfactory to Parent and upon which Parent can rely under U.S. Treasury Department Circular 230, opining as to whether the exercise of options in April 2008 and the exercise of any options immediately prior to Closing, which are intended by the Company to be incentive stock options may be properly reported as incentive stock options (within the meaning of Code Section 422).
          7.2.11 Assignment of Rights to Company Intellectual Property. Company and the employees, independent contractors (including former employees and independent contractors) and customers of Company will have executed such assignments and other documentation as may be reasonably requested by Parent to effectively transfer or confirm the transfer of all right, title, and interest to Company Intellectual Property to Company and/or Parent as its successor.
          7.2.12 Escrow Agreements. Shareholders’ Representative and BNY Mellon Shareowner Services will have executed and delivered each of the Escrow Agreements.
          7.2.13 Deliveries. Company will have made the deliveries required by Section 4.9.
          7.2.14 Appraisal Rights. Not more than five percent (5%) of the holders of Company Shares that are outstanding on the record date for the determination of those shares entitled to vote for or against the Merger will have demanded and perfected appraisal rights, and not effectively withdrawn or lost such appraisal rights.
          7.2.15 Company Option Holders. Company shall have amended those designated Company Options in accordance with Section 4.11 above, and all holders of Company Options will have provided Parent with written consent to the exercise of each of their respective Company Options in exchange for the right to receive the Conversion Payment for such Company Options as set forth in Section 2.1.3 hereof, and such consents will be in full force and effect.
          7.2.16 FIRPTA Certificate. Company will have delivered to Parent a duly authorized and executed certificate stating that no interest in the Company is a United States real property interest within the meaning of Section 897 of the Code, which certificate (and delivery thereof) will comply in all respects with the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h).
          7.2.17 Shareholders’ Agreements. Each of the agreements of even date herewith, entered into between Parent, Company, each of the Major Shareholders and such other shareholders of the Company as necessary to provide agreements representing a majority of the outstanding shares of the Company, shall be in full force and effect.

     7.3 Conditions of Obligation of Company. The obligation of Company to consummate the Merger is subject to the satisfaction, or to the extent permitted by applicable law, the written waiver at or before the Effective Time of each of the following conditions:
          7.3.1 Representations and Warranties of Parent and Sub. The representations and warranties of Parent and Sub contained in this Agreement will be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date, except to the extent the failure of such representations and warranties of Company to be true and correct has not resulted, individually or in the aggregate, in a Company Material Adverse Effect (and except that those representations and warranties which address matters only as of a particular date will have been true and correct only on such date), except, individually or in the aggregate, as does not constitute a Parent Material Adverse Effect at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” and materiality qualifications and other qualifications based on the word “material” in such representations and warranties will be disregarded). Company will have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized officer of Parent and a certificate with respect to the foregoing signed on behalf of Sub, with respect to the representations and warranties of Sub, by an authorized officer of Sub.
          7.3.2 Performance of Obligations of Parent and Sub. Parent and Sub will have performed all agreements and covenants required to be performed by them under this Agreement before the Closing Date, and Company will have received a certificate signed on behalf of Parent and Sub by an authorized officer of Parent and Sub to such effect.
          7.3.3 Escrow Agreements. Parent and BNY Mellon Shareowner Services will have executed and delivered each of the Escrow Agreements.
ARTICLE VIII
INDEMNIFICATION
     8.1 Indemnification Relating to Agreement. Subject to the limitations set forth in this Article VIII, the holders of the Company Shares and Company Options jointly and severally (except as to those matters described in Section 8.5(b)(i) and (ii) below, as to which matters the indemnification obligations hereunder shall be several and not joint for any amounts in excess of the then-available Escrow Amount) will defend, indemnify, and hold Parent and Surviving Corporation harmless from and against, and reimburse Parent and Surviving Corporation with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs, and expenses (including reasonable attorneys’ fees) (“Indemnifiable Amounts”) of every nature whatsoever incurred by Parent and Surviving Corporation by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Parent) that if true, would constitute a breach of any representation or warranty of Company in this Agreement (as modified by the Company Disclosure Schedule as of the date hereof) or in any certificate or other document delivered to Parent in accordance with this Agreement, (ii) the failure, partial or total, of Company to perform any agreement or covenant required by this Agreement to be performed by it, (iii) any Working Capital Deficit adjustment to the extent not paid in accordance with Section 2.3 and (iv) all taxes of Company relating to all taxable periods ended on or before the Closing Date and the portion of taxes of Company attributable to the portion of any Straddle Period beginning as of the first day of such Straddle Period and ending as of the end of the Closing Date (a “Pre-Closing Period”) (calculated in the manner set forth in Section 8.3(c) (Straddle Period)); in each case of (i) and (ii) above, without giving effect to any “materiality” limitations or references to “material adverse effect” set forth therein. The availability of the Escrow Amount to indemnify Parent will be determined without regard to any right to indemnification to which any holder of any interest in the Escrow Amount may have in his or her capacity as an officer, director, employee, agent, or any other capacity of Company and no such holder will be entitled to any indemnification from Company or Surviving Corporation for amounts paid hereunder. Any payment to Parent in accordance with this Article VIII will be treated for tax purposes as an adjustment to the consideration for the Company Common Shares.
     8.2 Third Party Claims.
          (a) If any third party shall notify Parent with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any other party hereto (the “Indemnifying Party”) under this Article VII, then Parent shall promptly (and in any event within 30 business days after receiving notice of the Third-Party Claim) notify each Indemnifying Party thereof in writing.
          (b) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of his or its choice reasonably satisfactory to Parent; provided, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Parent (not to be withheld unreasonably).
          (c) If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, Parent shall be entitled to participate in the defense of the claim, but Parent shall bear the fees and expenses of any additional counsel retained by it to conduct its defense unless any of the following shall apply: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party or (ii) the Indemnifying Party’s legal counsel shall advise the Indemnifying Party in writing, with a copy to Parent, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If clause (i) or (ii) in the immediately preceding sentence is applicable, then Parent may employ separate counsel at the reasonable expense of the Indemnifying Party to represent Parent, but in no event shall the Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for any one complaint, claim, action or proceeding in any one jurisdiction.
          (d) Unless and until an Indemnifying Party assumes the defense of the Third-Party Claim as provided in this Section 8.2, however, Parent may defend against the Third-Party Claim in any manner it reasonably and in good faith may deem appropriate.
     8.3 Tax Contests.
          (a) To the extent Taxes paid by the Company for the Pre-Closing Period (other than those items identified in Schedule 8.6) are not reserved for and reflected in the Final Working Capital, the Company shall be entitled to withdraw from the Escrow Amount, without defense, at or prior to the filing of the Return, the amount due in excess of the reserve.
          (b) Parent shall prepare and file, or shall cause to be prepared and filed, all Returns required to be filed by or with respect to the Company, other than those Returns described under Section 4.6.
          (c) For purposes of Section 8.1(iv), in the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of any taxes based on or measured by income or receipts of Company deemed to relate to a Pre-Closing Period will be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other taxes of Company for a Straddle Period which relate to a Pre-Closing Period will be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.
          (d) Parent, the Company and the Shareholders’ Representative shall cooperate fully, as and to the extent reasonably requested, in connection with the preparation and filing of Returns pursuant to this Section 8.3 and any audit, investigation, litigation or other proceeding with respect to Taxes that may be instituted after the Closing Date. Shareholders’ Representative shall control the conduct, through counsel of Shareholders’ Representative’s own choosing at his expense (which expense shall be reimbursable from the Escrow Amount), of any audit or administrative or judicial proceeding involving any asserted Tax liability of the Company (any such audit or proceeding relating to an asserted Tax liability referred to herein as a “Tax Contest”) relating solely to Pre-Closing Periods, but Parent shall have the right to participate in any such Tax Contest at its own expense and, with the written consent of the Shareholders’ Representative, and at its expense, may assume control of the conduct of such Tax Contest. If Shareholders’ Representative fails to assume control of the conduct of any such Tax Contest within a reasonable period following the receipt by any party of notice of such Tax Contest, Parent shall have the right to assume control of such Tax Contest and shall be able to settle, compromise and/or concede such Tax Contest in its sole discretion. Parent shall exercise the same level of client advocacy, diligence and continuity of tax positions as Parent maintains for its own tax matters prior to the merger.
          (e) (i) From and after the Closing Date, the holders of the Company Shares and Company Options shall indemnify and hold Parent harmless from and against and shall compensate and reimburse Parent for any and all Losses (which will not be subject to any dollar threshold) arising out of or in connection with any and all Taxes of the Company for all Pre-Closing Periods, or which relate to an event or transaction occurring on or before the Closing Date, to the extent such Losses exceed the amount, if any, reserved for and reflected in the Final Working Capital.
               (ii) In the event that any of the Parent or the Surviving Corporation pays or receives a request by a taxing authority to pay any Taxes relating to or arising from Pre-Closing Periods, Parent shall notify the Shareholders’ Representative of any such payments or requests for payment. Parent shall receive from the Escrow Amount amounts equal to such payments or requests for payment no later than twenty (20) business days after the Shareholders’ Representative receives such notification, unless the Shareholders’ Representative timely elects to contest any such Tax in accordance herewith, in which case Parent shall not receive any reimbursement for any such Tax that it is required to pay until the conclusion of such contest.
               (iii) If any third party notifies the Shareholders’ Representative of the existence of any audit, litigation or other proceeding relating to Taxes of the Company for a Pre-Closing Period (a “Third-Party Tax Claim”), the Shareholders’ Representative shall give notice to Parent within fifteen (15) days of the notice of the Third-Party Tax Claim. The Shareholders’ Representative covenants and agrees not to settle or otherwise dispose of any Third-Party Tax Claim, if such claim shall have adverse Tax consequences to Parent, without first obtaining written consent from Parent of such settlement or disposition.
          (f) Parent shall pay, or cause the Surviving Corporation to pay, to the Shareholders’ Representative any tax refunds, that are received by Parent or the Surviving Corporation which relate to Company tax periods or portions thereof ending on or before the Closing Date, net of any reasonable expenses incurred by Parent in connection therewith, within 30 days after receipt thereof. To the extent the Company receives an expense deduction as a result of the exercise of Company Options pursuant to Section 2.1.3(b), and such deduction results in a tax loss for such taxable period, the loss will first be applied as a tax loss carry-back to prior tax periods, and the prior federal tax returns of the Company will be so amended to the extent permitted under the Code. Tax receivables derived from the carryback of a net operating loss calculated at Closing, where such net operating loss carryback relates to the expense deduction described in the preceding sentence, will not be included as a part of Current Assets for purposes of determining Net Working Capital. The parties agree to treat any indemnification payment made pursuant to Section 8.3(e) and this Article VIII, as the case may be, as an adjustment to the consideration for the Merger for federal, state, local and foreign income Tax purposes.
     8.4 Binding Effect. The indemnification provisions in this Article VIII are an integral part of this Agreement and Merger in the absence of which Parent would not have entered into this Agreement.
     8.5 Time Limit.
          (a) The representations, warranties, covenants, and agreements of Company and Major Shareholders set forth in this Agreement will survive Closing and will continue for eighteen (18) months thereafter (the “Termination Date”), at which time all representations and warranties will expire.
          (b) Despite Section 8.5(a), no time limit will apply (other than the date that is 30 days after the expiration of the applicable statute of limitations period) for indemnification arising from: (i) fraud, willful breach, or intentional misrepresentation by Company or the holders of Company Shares; (ii) any breaches of representations and warranties in Sections 3.1.2 (Capital Structure) and Sections 3.1.3 and 3.2.1 (Authority). Despite the above, no representation, warranty, covenant, or agreement will expire to the extent Parent has provided to the Shareholders’ Representative written notice of Parent’s claim for indemnification in accordance with the terms of the Escrow Agreement before the expiration of the applicable survival period.
     8.6 Limitations. Despite any other provision in this Article VIII, with respect indemnification under Section 8.1(i) Parent and Surviving Corporation will be entitled to indemnification thereunder only:
          (a) if the aggregate Indemnifiable Amounts exceed $500,000 (the “Threshold Amount”); if and when the aggregate Indemnifiable Amounts exceed the Threshold Amount, Parent will be entitled to be indemnified for all Indemnifiable Amounts in excess of the Threshold Amount; and
          (b) in an aggregate amount up to the Escrow Amount.
Provided, however, that the limitations of this Section 8.6 do not apply to, and any calculation of the Threshold Amount as it relates to other Indemnifiable Amounts will not include, Indemnifiable Amounts arising out of (i) fraud, willful breach, or intentional misrepresentation by Company or the holders of Company Shares or Company Options; (ii) any breaches of representations and warranties in Sections 3.1.2 (Capital Structure) and Sections 3.1.3 and 3.2.1 (Authority); and (iii) any taxes of Company as described in Section 8.1(iv) and any breaches of representations and warranties in

Section 3.1.18 (Taxes) and by reason of or arising out of or in connection with those matters identified in Schedule 8.6 attached hereto.
     8.7 Contribution. Holders of Company Shares will have no right of contribution from the Surviving Corporation for liabilities for such holders’ obligations under this Article VIII.
     8.8 Exclusive Remedy. With the exception of (a) claims based upon fraud, willful breach, or intentional misrepresentation, (b) claims under Section 8.1(iv), (c) claims arising out of breaches of the representations and warranties in Section 3.1.2 (Capital Structure), Sections 3.1.3 and 3.2.1 (Authority) and Section 3.1.18 (Taxes), from and after the Effective Time, resort to indemnification under this Article VIII will be the exclusive right and remedy of Parent and Surviving Corporation for Indemnifiable Amounts or other damages under this Agreement (it being understood that nothing in this Section 8.8 or elsewhere in this Agreement will affect Parent’s or Surviving Corporation’s rights to equitable remedies to the extent available).
ARTICLE IX
TERMINATION, AMENDMENT, AND WAIVER
     9.1 Termination. Despite anything in this Agreement to the contrary, this Agreement may be terminated and the Transactions abandoned at any time before the Effective Time:
          (a) by mutual written consent of Parent and Company, duly authorized by Parent and by the board of directors of Company;
          (b) by either Parent or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement) if (i) there has been a material breach by the non-terminating party of any representation, warranty, covenant, or agreement as set forth in the Agreement that results in the closing conditions in Article VII in the terminating party’s favor not being capable of being met by the date set forth in Section 9.1(c) below or (ii) if any representation or warranty of the non-terminating party is or has been untrue or inaccurate such that, in the aggregate, such untruths or inaccuracies would result, or reasonably be expected to result, in a Company Material Adverse Effect or a material adverse effect on a party’s ability to consummate the Transactions; provided, however, that if in each case such breach is curable, then this Agreement may not be terminated under this Section 9.1(b) until the earlier of (i) 30 days after delivery of written notice of such untruth or inaccuracy or breach, or (ii) the date on which the non-terminating party ceases to exercise commercially reasonable efforts to cure such untruth or inaccuracy or breach;
          (c) by either Parent or Company if the Merger has not been consummated on or before the date which is 180 days following the termination or expiration of all statutory waiting periods (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1 will not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to have been consummated on or before such date and such action or failure to act constitutes a breach of this Agreement; or
          (d) by either Parent or Company if any permanent injunction or other order of a court or other competent authority preventing the Merger will have become final and not subject to appeal;

     9.2 Effect of Termination. In the event of termination of this Agreement by either Company or Parent as provided in Section 9.1, this Agreement will become void and have no effect, and there will be no liability or obligation on the part of Parent, Sub, or Company, or their respective officers or directors, except that (i) the provisions of Sections 6.1 (Non-Disclosure Agreement), 6.7 (Public Announcements), 9.2 (Effect of Termination), 10.6 (Governing Law), 10.10 (Specific Performance), 10.12 (Submission to Jurisdiction), and 10.13 (Shareholders’ Representative) and the Non-Disclosure Agreement will survive any such termination and abandonment, and (ii) no party will be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants, or agreements as set forth in this Agreement.
ARTICLE X
GENERAL PROVISIONS
     10.1 Notices. All notices, requests, demands, or other communications required or permitted to be given under this Agreement will be in writing and deemed given upon: (i) personal delivery, (ii) confirmed delivery by a standard overnight courier or when delivered by hand, (iii) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such address for a party as will be specified by notice given hereunder), or (iv) transmitter’s confirmation of a receipt of a facsimile transmission:

(a)	if to Parent or Sub, to:	Flow International Corporation
23500 64th Avenue South
Kent, WA 98032
Attention: John Leness, General Counsel
Facsimile No.: (253) 813-3285

	With a copy to:	K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104-1158
Attention: Robert S. Jaffe
Facsimile No.: 206-623-7022

(b)	if to Company, to:	OMAX Corporation
21409 72nd Ave. South
Kent, WA 98032
Attention: James O’Connor
Facsimile No.: (253) 872-6190

	With a copy to:	Foster Pepper PLLC
1111 Third Avenue
Seattle, WA 98101-3299
Attention: Robert Diercks
Facsimile No.: 206-447-9700

(c)	if to Shareholders’
	Representative to:	John B. Cheung
John B. Cheung, Inc.
4905 Somerset Dr. S.E.
Bellevue, WA 98006
Telephone No.: 425-641-4688
     10.2 Interpretation. For purposes of this Agreement, “subsidiary” or “subsidiaries” means with respect to any Person, any entity or entities of which securities or other ownership interests having voting power sufficient to elect a majority of its board of directors or other governing body are at any time directly or indirectly owned by such Person. For purposes of this Agreement, “Person” means an individual, corporation, partnership, association, limited liability company, trust, estate, organization, or other entity. The words “include,” “includes,” and “including” when used in this Agreement will be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The “knowledge of” or other derivations of “know” in this Agreement with respect to a party will mean the knowledge of the executive officers of such party, after the exercise of reasonable inquiry and investigation by such executive officers. As used in this Agreement, the term “affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act. As used in this Agreement, the term “business day” means any day other than a Saturday, Sunday, or a day on which banking institutions in Seattle, Washington are permitted or obligated by law to be closed for regular banking business. The respective parties hereto and their attorneys have negotiated this Agreement and the language hereof will not be construed for or against either party, as drafter. A reference to a section, schedule, or an exhibit will mean a section in, or schedule or exhibit to, this Agreement unless otherwise explicitly set forth.
     10.3 Counterparts. This Agreement may be executed (i) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (ii) by facsimile. The execution and delivery of a Signature Page - Agreement and Plan of Merger, in the form annexed to this Agreement, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.
     10.4 Miscellaneous. This Agreement, the Non-Disclosure Agreement, and the documents referred to in this Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (ii) is not intended to confer upon any other Person any rights or remedies hereunder (except as otherwise expressly provided in this Agreement and except that Section 6.4 is for the benefit of the Indemnified Parties); and (iii) will not be assigned by operation of law or otherwise except as otherwise specifically provided.
     10.5 No Joint Venture. Nothing in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee, or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section 10.5.

     10.6 Governing Law. This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
     10.7 Amendment. Except as may otherwise be provided in this Agreement, any provision of this Agreement may be amended or modified by the parties hereto before the Closing Date, if, and only if such amendment or modification is in writing and signed on behalf of each of the parties hereto; provided that after the approval of this Agreement by the shareholders of Company, no such amendment will be made except as allowed under applicable law.
     10.8 Extension, Waiver. At any time before the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties in this Agreement or in any document delivered pursuant hereto made to such party, and (iii) waive compliance with any of the agreements, covenants, or conditions in this Agreement for the benefit of such party. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing and signed by the party against whom the waiver is to be effective.
     10.9 Successors and Assigns. This Agreement will not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests, and obligations hereunder to (a) Parent, or (b) Parent and one or more direct or indirect wholly-owned subsidiaries of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
     10.10 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.
     10.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.
     10.12 Submission to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement will be heard and determined exclusively in any Washington state or federal court sitting in King County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in King County for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

     10.13 Shareholders’ Representative.
               (a) By virtue of the Company Shareholder Approval, and without any further act of any holder of Company Shares, the holders of Company Shares will be deemed to have appointed John B. Cheung, Inc. (previously defined as the Shareholders’ Representative) as agent and attorney-in-fact for each holder of Company Shares (except such shareholders, if any, holding Appraisal Shares) for all matters relating to this Agreement, including to give and receive notices and communications; to bind the holders of Company Shares to the terms of the Escrow Agreements; to authorize delivery of cash and the exercise of the Escrow Note from the Escrow Amount in satisfaction of claims by Parent or Surviving Corporation; to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing.
               (b) The Shareholders’ Representative may be changed by the holders of Company Shares from time to time upon not less than 30 days’ prior written notice to Parent, provided that holders of a majority interest of the Escrow Amount agree to such removal of John B. Cheung, Inc. and any successors thereto and to the identity of the substituted agent. A Shareholders’ Representative may resign at any time upon giving at least 30 days’ written notice to the holders of interest in the Escrow Account, except that no such resignation will become effective until the appointment of a successor Shareholders’ Representative. Upon resignation of a Shareholders’ Representative or a successor Shareholders’ Representative thereto, the holders of a majority interest of the Escrow Amount will agree on a successor Shareholders’ Representative thereto within 30 days after receiving such notice. If holders of a majority interest of the Escrow Amount fail to agree upon a successor Shareholders’ Representative within such time, the resigning Shareholders’ Representative will have the right to appoint a successor Shareholders’ Representative, or if a Shareholders’ Representative is not designated within 45 days after receipt of the initial notice, Parent will designate a successor Shareholders’ Representative. Any successor Shareholders’ Representative will execute and deliver an instrument accepting such appointment and, without further acts, will be vested with all the rights, powers, and duties of the predecessor Shareholders’ Representative as if originally named as Shareholders’ Representative and thereafter the resigning Shareholders’ Representative will be discharged from any further duties and liability under this Agreement. No bond will be required of any Shareholders’ Representative, and no Shareholders’ Representative will receive compensation for his or her services. Notices or communications to or from the Shareholders’ Representative will constitute notice to or from each of the holders of interest of the Escrow Amounts for all matters relating to this Agreement.
               (c) The Shareholders’ Representative will not be liable for any act done or omitted hereunder as the Shareholders’ Representative while acting in good faith. Holders of Company Shares on whose behalf the Escrow Amounts are contributed will severally indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against all loss, liability, or expense incurred without bad faith or willful misconduct on the part of such Shareholders’ Representative and arising out of or in connection with the acceptance or administration of such Shareholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders’ Representative. The Shareholders’ Representative will be entitled to the advance and reimbursement of costs and expenses incurred by or on behalf of the Shareholders’ Representative in the performance of their duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholders’ Representative, in accordance with the terms of the Escrow Agreements.

               (d) A decision, act, consent, or instruction of the Shareholders’ Representative relating to this Agreement will constitute a decision of the holders of Company Shares and will be final, binding, and conclusive upon each such holder. Parent, and all other persons entitled to indemnification under the Escrow Agreements or any other document or agreement entered into in connection herewith or therewith (the “Indemnified Persons”), may rely upon any such decision, act, consent, or instruction of the Shareholders’ Representative as being the decision, act, consent, or instruction of the holders of Company Shares. Parent and all other Indemnified Persons are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent, or instruction of the Shareholders’ Representative.
[remainder of page intentionally blank]

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER
     IN WITNESS WHEREOF, Parent, Sub, Company, the Major Shareholders, and the Shareholders’ Representative have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

FLOW INTERNATIONAL CORPORATION

By

Its

ORANGE ACQUISITION CORPORATION

By

Its

OMAX CORPORATION

By

Its

SHAREHOLDERS’ REPRESENTATIVE

(signature page continues)

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

Major Shareholder
[•]

FLOW INTERNATIONAL CORPORATION
ORANGE ACQUISITION CORPORATION
OMAX CORPORATION
SHAREHOLDERS OF OMAX CORPORATION
SHAREHOLDERS’ REPRESENTATIVE
AGREEMENT AND PLAN OF MERGER
Dated as of September 9, 2008

Page
10.10 Specific Performance	54
10.11 Severability	54
10.12 Submission to Jurisdiction	54
10.13 Shareholders’ Representative	55

LIST OF EXHIBITS AND SCHEDULES

Exhibit 2.2.1(a)	Form of Escrow Agreement
Exhibit 2.2.1(b)	Form of Escrow Note
Exhibit 2.2.2	Form of Employee Retention Escrow Agreement
Exhibit 6.7	Form of Public Announcement
Exhibit 6.8(a)	Forms of Employment Agreement
Exhibit 7.2.7	Form of Non-Competition and Non-Solicitation Agreement
Exhibit 7.2.10	Form of Opinion of Counsel

Company Disclosure Schedule
Schedule 2.1	Pro Forma Calculations
Schedule 2.3(c)	Preliminary Closing Balance Sheet
Schedule 4.3	Required Consents
Schedule 4.6	Tax Returns
Schedule 7.2.6	Certain Employees
Schedule 7.2.8	List of Agreements to be Terminated
Schedule 7.2.9	List of Agreements to be Amended

INDEX OF DEFINED TERMS

Accounting Arbitrator	8
Acquisition Proposal	39
affiliate	56
Agreement	1
Appraisal Shares	5
Articles of Merger	1
Average Share Price	5
Balance Sheet Date	14
Base Cash Amount	3
business day	56
Certificate	3
Change of Recommendation	39
Closing	1
Closing Balance Sheet	9
Closing Date	1
Closing Date NWC	8
Closing Share Price	4
Code	11
Collection and Use	28
Company	1
Company Common Shares	2
Company Disclosure Schedule	11
Company Intellectual Property	26
Company Lease	19
Company Licensed Intellectual Property	26
Company Material Adverse Effect	11
Company Options	3
Company Options	12
Company Owned Intellectual Property	26
Company Preferred Shares	12
Company Securities	12
Company Shareholder Approval	30
Company Shares	2
Consents	14
Conversion Payment	2
Counter Proposed Closing Balance Sheet	8
Customer Information	28
Debt	7
Determination Materials	8
Disbursing Agent	9
Effective Time	1
Employee Retention Escrow	6
Employee Retention Escrow Agreement	6
Employee Retention Pool Amount	6
Environmental Law	21
Environmental Permits	20
ERISA	18
Escrow Agreement	6
Escrow Agreements	6
Escrow Amount	6
Escrow Amounts	6
Escrow Note	6
Excluded License	29
Expenses	4
FICA Allocation	46
Final Closing Date NWC	8
Financial Statements	14
GAAP	14
Government Contracts	32
Governmental Entity	14
Gross Distributable Cash Amount	4
Gross Distributable Contingent Consideration	4
Gross Distributable Stock Consideration	4
Hazardous Material	20
Hazardous Materials Activities	20
Incentive Plans	12
include	56
includes	56
including	56
Indemnifiable Amounts	51
Indemnified Parties	43
Indemnified Persons	59
Indemnifying Party	51
Initial Bonus Allocation	46
In-Licenses	26
Intellectual Property	25
Intellectual Property Rights	26
Interim Balance Sheet Date	14
IRS	19
know	56
knowledge of	56
Letter of Transmittal	10
Liabilities	16
Liability	16
Major Shareholders	1
Material Contracts	22
Maximum Working Capital	7
Merger	1
Minimum Working Capital	7
Net Working Capital	7
Non-Disclosure Agreement	43
Option Consideration	4
Outside Date	55
Parachute Payments	41
Parent	1
Parent Benefit Plans	45
Parent Common Stock	4
Parent Material Adverse Effect	34
Parent SEC Reports	35
Participating Common Stock Equivalents	4
PCSEs	4
Per Share Consideration	4
Per Share Contingent Consideration	4
Per Share Stock Consideration	4

Person	56
Plan	18
Pre-Closing Balance Sheet Date	42
Pre-Closing Period	51
Preliminary Closing Balance Sheet	7
Preliminary Closing Date NWC	8
Proposed Closing Balance Sheet	8
Reconciliation Deadline	8
Registration Statement	32
Representatives	39
Restricted Transaction	39
Returns	23
Review Notice	8
SEC	32
Settlement Communications Agreement	43
Shareholders’ Representative	1
Significant Customer	21
Significant Supplier	21
Straddle Period	52
Sub	1
subsidiaries	56
subsidiary	56
Surviving Corporation	1
Surviving Corporation Common Stock	2
tax	23
Tax Contest	52
taxes	23
Technology	26
Termination Date	53
Third-Party Claim	51
Third-Party Tax Claim	53
Threshold Amount	54
Total Current Assets	7
Total Current Liabilities	7
Violation	13
WBCA	1
without limitation	56
Working Capital Credit	7
Working Capital Deficit	7